Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
S1 CORPORATION,
FINLAND HOLDINGS (2011) LTD.
and
FUNDTECH LTD.
Dated as of June 26, 2011
The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

i

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EXHIBITS
Exhibit A — Certificate Amendment
Exhibit B — Post-Closing Board of Directors of Parent
Exhibit C — Post-Closing Governance Principles of Parent
Exhibit D — Form of Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 26, 2011 by and among S1 Corporation, a Delaware corporation (“Parent”), Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and Fundtech Ltd., a company organized under the laws of Israel (the “Company”). Capitalized terms in this Agreement shall have the meanings ascribed to them as provided in Section 1.1.
WITNESSETH:
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders or stockholders, as applicable, for Parent and the Company to enter into a business combination transaction upon the terms and subject to the conditions of this Agreement whereby Merger Sub will merge (such merger, the “Merger”) with and into the Company by way of a court approved arrangement between the Company and its shareholders and creditors, in accordance with Sections 350 and 351 of the Companies Law 5759–1999 of the State of Israel (together with the regulations promulgated thereunder, the “Israeli Companies Law”), and, upon the effectiveness of the Merger, Merger Sub will cease to exist, the Company as the surviving corporation in the Merger will become a wholly-owned Subsidiary of Parent, and the Company Shares will be exchanged for shares of Parent Common Stock, in each case all in accordance with the terms of this Agreement and the Israeli Companies Law;
     WHEREAS, the Board of Directors of the Company: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement;
     WHEREAS, the Board of Directors of Parent has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Parent or Merger Sub to its respective creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the stockholders of Parent approve the amendments of the Parent Certificate to change Parent’s name as described in Exhibit A (the “Certificate Amendment”), and the issuance of shares of Parent Common Stock in connection with the Merger (the “Share Issuance”);

     WHEREAS, the Board of Directors of Merger Sub has by unanimous written consent: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and its shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholder of Merger Sub approve the Merger and the other transactions contemplated by this Agreement; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent is entering into a voting agreement with a shareholder of the Company pursuant to which, among other things, such shareholder has agreed, subject to the terms and conditions therein, to vote with respect to all Company Shares owned by such shareholder in favor of approval of this Agreement and the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
               1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
     “102 Holding Period” shall have the meaning set forth in Section 6.4(d).
     “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Antitrust Laws” means any antitrust, competition or trade regulatory Law of any Governmental Entity.
     “Applicable Court” shall have the meaning set forth in Section 6.2(a).
     “Arrangement Regulations” shall have the meaning set forth in Section 6.2(a).
     “Blue Sky Laws” shall have the meaning set forth in Section 3.5(b).
     “Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York or Israel are authorized by Law or executive order to be closed.
     “Certificate” shall have the meaning set forth in Section 2.4(c).
     “Certificate Amendment” shall have the meaning set forth in the Preamble.

     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall have the meaning set forth in Section 2.4(g).
     “Companies Registrar” means the Registrar of Companies of the State of Israel.
     “Company” shall have the meaning set forth in the Preamble.
     “Company 102 Securities” shall have the meaning set forth in Section 6.4(d).
     “Company Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.
     “Company Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding Company Shares; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company; or (e) any combination of the foregoing (in each case, other than the Merger).
     “Company Change of Recommendation” shall have the meaning set forth in Section 6.6(d).
     “Company Charter Documents” shall have the meaning set forth in Section 3.1.
     “Company Designated Directors” shall have the meaning set forth in Section 2.9(a).
     “Company D&O Policy” shall have the meaning set forth in Section 6.11(b).
     “Company Disclosure Documents” means any document submitted to the Applicable Court or the Company’s shareholders or, if applicable, creditors, in connection with obtaining the Court Approval, including the Information Statement.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement.
     “Company Employee” means any current, former or retired employee, officer or director of the Company or any of its Subsidiaries.

     “Company Employee Plans” shall have the meaning set forth in Section 3.13.
     “Company Employment Agreements” shall have the meaning set forth in Section 3.13.
     “Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(a).
     “Company Insiders” shall have the meaning set forth in Section 6.14.
     “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
     “Company Material Contracts” shall have the meaning set forth in Section 3.8.
     “Company Meetings” shall have the meaning set forth in Section 6.2(a).
     “Company Pension Plans” shall have the meaning set forth in Section 3.14(a).
     “Company Recommendation” shall have the meaning set forth in Section 3.3(b).
     “Company SEC Documents” shall have the meaning set forth in the preamble to Article III.
     “Company Shares” shall have the meaning set forth in Section 2.3(a).
     “Company Software Products” means all Software products developed and owned by the Company or any of its Subsidiaries that are (i) offered for license by the Company or its Subsidiaries, or (ii) used in the conduct of their respective businesses.
     “Company Stock Option” shall have the meaning set forth in Section 2.6(a).
     “Company Superior Offer” means a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to twenty percent (20%) with fifty percent (50%)) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Company Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Company Termination Fee.
     “Company Systems” shall have the meaning set forth in Section 3.9(f).
     “Company Termination Fee” means a fee payable by the Company in the amount of $11.9 million.
     “Contract” shall have the meaning set forth in Section 3.5(a).

     “Court Approval” shall have the meaning set forth in Section 6.2(a).
     “DGCL” shall have the meaning set forth in Section 4.4(a).
     “Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.
     “DOJ” means the United States Department of Justice.
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) any Environmental Law or any permit issued pursuant to any Environmental Law.
     “Environmental Laws” means any and all Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing.
     “ERISA” means the United States Employee Retirement Income Security Act of 1974.
     “Exchange Act” means the United States Securities Exchange Act of 1934.
     “Exchange Agent” shall have the meaning set forth in Section 2.4(a).
     “Exchange Fund” shall have the meaning set forth in Section 2.4(b).
     “Exchange Ratio” shall have the meaning set forth in Section 2.3(a).
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “Grants” shall have the meaning set forth in Section 3.22.
     “Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by–products or derivatives.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Information Statement” shall have the meaning set forth in Section 6.2(a).
     “Insured Parties” shall have the meaning set forth in Section 6.11(b).
     “Intellectual Property” means any and all intellectual property or proprietary rights throughout the world, including all (i) trademarks, service marks, trade names, Internet domain names, web sites, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing; (ii) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (iii) works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights, and mask works and all registrations and applications for registration of the foregoing; (iv) Software; (v) trade secrets, know-how, technology, processes, designs, algorithms, methods, formulae, and other confidential and proprietary information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans); and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “Investment Center” means the Israeli Investment Center of the Israeli Ministry of Trade & Industry.
     “IRS” means the United States Internal Revenue Service.
     “ISA” means the Israeli Securities Authority.
     “Israeli Companies Law” shall have the meaning set forth in the Preamble.
     “Israeli Income Tax Ruling” shall have the meaning set forth in Section 6.4(b).
     “Israeli Securities Law” means the Israeli Securities Law, 5728-1968.
     “Knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the chief executive officer, the president, the chief financial officer or the general counsel of such party.
     “Law” means any statute, law (including common law), ordinance, rule or regulation or any judgment, decree, injunction or other order.
     “Liens” shall have the meaning set forth in Section 3.2(a).

     “Material Adverse Effect” means, with respect to any party hereto, any event, change, effect, development, condition or occurrence that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of the such party and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States, Israel or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally, or (b) resulting from or arising out of (i) the pendency or announcement of or compliance with this Agreement or the transactions contemplated hereby, (ii) any departure or termination of any officers, directors, employees or independent contractors of such party or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), or (viii) any action, suit or other legal proceeding brought by shareholders or stockholders of such party arising from or relating to the Merger or the transactions contemplated by this Agreement, to the extent, in each of clauses (a) and (b)(iii), that such event, change, effect, development, condition or occurrence does not affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries and geographic region or territory in which such party and its Subsidiaries operate; or (II) would prevent or materially delay such party from consummating the transactions contemplated by this Agreement or otherwise prevent or materially delay such party from performing its obligations under this Agreement.
     “Merger” shall have the meaning set forth in the Preamble.
     “Merger Consideration” shall have the meaning set forth in Section 2.3(a).
     “Merger Proposal” shall have the meaning set forth in Section 6.2(a).
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Nasdaq” shall mean the Nasdaq Stock Market.
     “NIS” means the New Israeli Shekel.
     “Non-Disclosure Agreement” shall have the meaning set forth in Section 6.5.
     “OCS” means the office of the Chief Scientist of the Israeli Ministry of Trade & Industry.

     “Open Source Software” means any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL); or under any other license that purports to require one to (i) require, or condition the use, license or distribution of any software on, the disclosure, licensing or distribution of any source code and/or (ii) permit any licensee of any software to modify any source code relating to such software.
     “Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961.
     “Other Filings” shall have the meaning set forth in Section 6.1(d).
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Parent Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.
     “Parent Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Parent or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding shares of Parent Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of Parent or any material Subsidiary of Parent; or (e) any combination of the foregoing (in each case, other than the Merger).
     “Parent By-Law Amendments” shall have the meaning set forth in Section 2.9(g).
     “Parent Change of Recommendation” shall have the meaning set forth in Section 6.7(d).
     “Parent Certificate” shall have the meaning set forth in Section 4.1.
     “Parent Charter Documents” shall have the meaning set forth in Section 4.1.
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
     “Parent Designated Directors” shall have the meaning set forth in Section 2.9(a).
     “Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement.
     “Parent Employee Plans” shall have the meaning set forth in Section 4.13.

     “Parent Employment Agreements” shall have the meaning set forth in Section 4.13.
     “Parent ERISA Affiliate” shall have the meaning set forth in Section 4.14(a).
     “Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries.
     “Parent Material Contracts” shall have the meaning set forth in Section 4.8.
     “Parent Pension Plans” shall have the meaning set forth in Section 4.14(a).
     “Parent Preferred Stock” shall have the meaning set forth in Section 4.4(a).
     “Parent Recommendation” shall have the meaning set forth in Section 4.3(b).
     “Parent SEC Documents” shall have the meaning set forth in the preamble to Article IV.
     “Parent Software Products” means all Software products developed and owned by Parent or any of its Subsidiaries that are (i) offered for license by Parent or its Subsidiaries, or (ii) used in the conduct of their respective businesses.
     “Parent Stock Options” shall have the meaning set forth in Section 6.4(b).
     “Parent Stockholder Approval” shall have the meaning set forth in Section 4.20.
     “Parent Stockholders Meeting” shall have the meaning set forth in Section 6.1(b).
     “Parent Superior Offer” means a bona fide written Parent Acquisition Proposal (for purposes of this definition, replacing all references in such definition to twenty percent (20%) with fifty percent (50%)) that the Board of Directors of Parent or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to Parent’s stockholders than the Merger and the transactions contemplated by this Agreement (including any proposal by the Company to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Parent Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Parent Termination Fee.
     “Parent Systems” shall have the meaning set forth in Section 4.9(f).
     “Parent Termination Fee” means a fee payable by Parent in the amount of $14.6 million.
     “Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice; (c) arising from licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money; or (d) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property.

     “Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.
     “Post-Merger Employees” shall have the meaning set forth in Section 6.13(a).
     “Proxy Statement” shall have the meaning set forth in Section 6.1(a).
     “Registration Rights Agreement” shall have the meaning set forth in Section 6.17.
     “Related Person” means, with respect to any party, an employee, officer, director, holder of more than five percent (5%) of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.
     “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
     “Representatives” of any Person shall mean such Person’s accountants, consultants, legal counsel, financial advisors and agents and other representatives.
     “Residence Certificate” shall have the meaning set forth in Section 2.4(c).
     “SEC” means the United States Securities and Exchange Commission.
     “Section 16 Information” shall have the meaning set forth in Section 6.14.
     “Section 102 Ruling” shall have the meaning set forth in Section 6.4(d).
     “Section 350 Vote” shall have the meaning set forth in Section 6.2(a).
     “Securities Act” means the United States Securities Act of 1933.
     “Share Issuance” shall have the meaning set forth in the Preamble.
     “Significant Company Shareholder” means any shareholder of the Company who (x) based on the number of Company Shares held by such shareholder as of the date hereof (if such shares were to be held through the Effective Time), will receive shares of Parent Common Stock in connection with the Merger that will be equal to at least fifteen percent (15%) of the total outstanding shares of Parent Common Stock after giving effect to the Merger and (y) may be deemed to be an Affiliate of Parent from and after the Closing.

     “Significant Company Subsidiary” means any Subsidiary of the Company that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.
     “Significant Parent Subsidiary” means any Subsidiary of Parent other than Merger Sub that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.
     “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) documentation, manuals, specifications and training materials relating to the foregoing.
     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such Person (either alone or through or together with one or more of it Subsidiaries) (a) owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) otherwise owns, directly or indirectly, an amount of voting securities sufficient to elect at least a majority of the board of directors or other governing body of such legal entity.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “TASE” means the Tel-Aviv Stock Exchange.
     “Tax Return” means all federal, state, local, provincial and non-United States Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
     “Taxes” means taxes, governmental fees or like assessments or charges, whenever created or imposed, and whether of the United States, Israel or elsewhere, and whether imposed by a local, municipal, governmental, state, non-United States, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.
     “Transition Co-Chairpersons” shall have the meaning set forth in Section 6.16.
     “Transition Committee” shall have the meaning set forth in Section 6.16.
     “Termination Date” shall have the meaning set forth in Section 8.1(b).
     “Uncertificated Shares” shall have the meaning set forth in Section 2.4(c).
     “Voting Company Debt” shall have the meaning set forth in Section 3.4(a).

     “Voting Parent Debt” shall have the meaning set forth in Section 4.4(a).
     “Withholding Ruling” shall have the meaning set forth in Section 6.4(b).
ARTICLE II
PLAN OF MERGER
               2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Israeli Companies Law, at the Effective Time, Merger Sub (as the target company (Chevrat Yaad) in the Merger) shall be merged with and into the Company (as the absorbing company (Chevra Koletet) in the Merger). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation (the “Surviving Corporation”) and shall (a) become a wholly-owned direct Subsidiary of Parent, (b) be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel, and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Israeli Companies Law.
               2.2 Effective Time; Closing Date. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 9:00 a.m. (local time) on the date that is the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions which by their terms are to be satisfied or waived as of the Closing but subject to the satisfaction or waiver thereof), including the receipt of the Court Approval, or at such other time, date or location as the parties hereto shall mutually agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On or before the Closing Date, Merger Sub and the Company shall each, in coordination with each other, deliver to the Companies Registrar a notice informing the Companies Registrar that the Merger was approved by the general shareholders meeting of Merger Sub and by the Applicable Court. The Merger shall become effective upon the issuance by the Companies Registrar of a certificate evidencing the completion of the Merger in accordance with the Israeli Companies Law. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”
               2.3 Effects of the Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
          (a) Conversion of Company Shares. Each Ordinary Share, NIS 0.01 par value per share, of the Company (collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time, other than Company Shares canceled pursuant to Section 2.3(b), shall automatically be converted into and represent the right to receive 2.72 shares (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”).

          (b) Parent-Owned Stock and Stock Held in Treasury. Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.
          (c) Capital Stock of Merger Sub. Each Ordinary Share, NIS 0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Ordinary Share, NIS 0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.
          (d) Adjustments to Merger Consideration. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date hereof and prior to the Effective Time.
          (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of shares of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price per share of Parent Common Stock for the five (5) consecutive days that Parent Common Stock has traded ending on and including the second trading day immediately prior to the Effective Time as reported on Nasdaq. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.
               2.4 Surrender of Certificates.
          (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint one or more bank or trust companies maintaining offices in the United States and Israel mutually acceptable to Parent and the Company to act as exchange agent (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent.

          (b) Parent to Provide Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article II, the aggregate shares of Parent Common Stock constituting the aggregate Merger Consideration and cash in an amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 2.3(e) and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.4(d) (collectively, the “Exchange Fund”). In the event that the shares and/or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 2.3(e) and 2.4(d)), Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock and any dividends or other distributions contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated hereby. Except as contemplated by this Section 2.4, the Exchange Fund shall not be used for any other purpose. Amounts of cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Shares; and (ii) such investments shall be in obligations of or guaranteed by the United States or America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent.
          (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of one or more certificates (each, a “Certificate”) or uncertificated Company Shares (“Uncertificated Shares”) that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive Merger Consideration pursuant to Section 2.3: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Uncertificated Shares shall pass, only upon delivery of the Certificate or the Uncertificated Shares to the Exchange Agent), that shall also be in such form and have such other provisions as Parent and the Company may reasonably specify, (ii) instructions for use in effecting the surrender of the Certificate or the transfer of Uncertificated Shares in exchange for the Merger Consideration and (iii) a certificate or declaration in customary form to be used to confirm the status of a Person as a Resident of Israel within the meaning of the Ordinance (a “Residence Certificate”). Upon (x) surrender of Certificates for cancellation to the Exchange Agent or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d), and the Certificates so surrendered or the Uncertificated Shares so transferred shall forthwith be canceled. Until so surrendered or canceled, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which the Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 2.3, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e) and any dividends or other distributions pursuant to Section 2.4(d).

          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date at or after the Effective Time will be paid to the holders of any unsurrendered Certificate or untransferred Uncertificated Shares with respect to the shares of Parent Common Stock represented thereby until the surrender of such Certificate or transfer of such Uncertificated Share in accordance with this Section 2.4. Subject to applicable Law, following surrender of any such Certificate or transfer of any such Uncertificated Share, the Exchange Agent shall promptly deliver to the record holder thereof, without interest, whole shares of Parent Common Stock issued in exchange therefor along with payment of the amount of cash, if any, into which the aggregate number of Company Shares previously represented by such Certificate surrendered or Uncertificated Share transferred shall have been converted pursuant to this Agreement, cash payable in lieu of fractional shares pursuant to Section 2.3(e) and the amount of any such dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.
          (e) Transfers of Ownership. If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 2.3, any cash in lieu of fractional shares of Parent Common Stock payable to the holder thereof pursuant to Section 2.3(e) and any dividends or other distributions payable to the holder thereof pursuant to Section 2.4(d).

          (g) Required Withholding. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including the Ordinance and the regulations promulgated thereunder, the Israeli Income Tax Rulings or any other provision of Israeli Law, statute, regulation, administrative ruling, pronouncement or other authority or judicial opinion, as well as any withholding provision of the Internal Revenue Code of 1986 (the “Code”) and the Treasury regulations promulgated thereunder); provided that no withholding under Israeli Tax Law will be made from any consideration payable hereunder to a holder of Company Shares to the extent that such holder has provided Parent or the Exchange Agent, as the case may be, prior to the time such payment or delivery is made, with a valid exemption or ruling issued by the Israeli Tax Authority exempting the payment or delivery of the Merger Consideration to the relevant holder of Company Shares or Company Stock Options, or the other amounts payable or otherwise deliverable pursuant to this Agreement, from withholding Tax; provided, further, that with respect to any withholding under the Laws of the State of Israel, the Exchange Agent and Parent shall act in accordance with the Israeli Income Tax Rulings, if obtained, provided that in no event shall Parent and/or Exchange Agent be required to deliver consideration deliverable under this Agreement until the cash amount required to be withheld is provided to Parent or the Exchange Agent by the intended recipient (whether in cash or by way of binding written instructions to sell any part of the shares of Parent Common Stock due to such holder and use the proceeds of such sale (net after Tax and transaction costs) to make the withholding of the Tax). To the extent amounts are deducted or withheld pursuant to this Section 2.4(g), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof shall be provided to the applicable holder of Company Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Entity, shall not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required. Any holder or former holder of Company Shares or Company Stock Options that instructed Parent or the Exchange Agent to sell any part of the shares of Parent Common Stock due to such holder shall have no claim against Parent or the Exchange Agent and/or their officers or directors with respect to such sale, including the timing of such sale, the price received for the sold shares or the transaction costs.
          (h) Termination of Exchange Fund. Promptly following the date that is one year after the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Company Share may surrender or transfer, as applicable, such Company Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar Laws) receive in consideration therefor the Merger Consideration into which such Company Shares shall have been converted pursuant to Section 2.3, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e) and any dividends or other distributions pursuant to Section 2.4(d), in each case without interest, but such holder shall have no greater rights against Parent or the Surviving Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable Law.
          (i) No Liability. Notwithstanding anything to the contrary in this Section 2.4, neither the Exchange Agent, Parent nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

               2.5 Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (a) the share transfer books of the Company shall be deemed closed, and no transfer of any Company Shares or certificates with respect thereto shall thereafter be made or consummated; and (b) all holders of Company Shares shall cease to have any rights as shareholders of the Company except for any right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e) and any dividends or other distributions pursuant to Section 2.4(d). All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.3(e) or 2.4(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.
               2.6 Stock Options; Restricted Shares; Registration Statement.
          (a) Stock Options. Effective as of the Effective Time, each outstanding option or right to acquire Company Shares then outstanding (each, a “Company Stock Option”), whether or not then exercisable, shall become fully vested and be assumed by Parent and converted into an option to purchase shares of Parent Common Stock in accordance with this Section 2.6(a). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions as set forth in the applicable agreement pursuant to which such Company Stock Option was granted immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per Company Share at which such Company Stock Option was exercisable immediately prior to the Effective Time (expressed in U.S. Dollars based on the exchange rate in effect as of the close of business on the Business Day immediately preceding the date hereof) by the Exchange Ratio, rounded up to the nearest whole cent.
          (b) Restricted Shares. Effective as of the Effective Time, each outstanding award of restricted Company Shares then outstanding shall become fully vested and all restrictions therein shall lapse and such restricted Company Shares then outstanding shall be exchanged for Merger Consideration with respect thereto in accordance with the provisions of Section 2.3(a).
          (c) Registration Statement. As soon as practicable following the Effective Time (and in any event within ten (10) calendar days thereafter), Parent shall register the shares of Parent Common Stock issuable upon exercise of Company Stock Options converted pursuant to Section 2.6(a) by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form with the SEC (as defined herein), and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus with respect thereto for so long as such options remain outstanding.

               2.7 Articles of Association and Directors and Officers of the Surviving Corporation.
          (a) Articles of Association. At the Effective Time, the Articles of Association of the Company shall be the Articles of Association of the Surviving Corporation until thereafter amended in accordance with the Israeli Companies Law and such Articles of Association.
          (b) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Articles of Association of the Surviving Corporation until their respective successors are duly appointed.
               2.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereby, the officers and directors of either the Surviving Corporation or Parent may take any and all such lawful and necessary action.
               2.9 Post-Closing Governance of Parent; Headquarters.
          (a) Board Composition. Parent shall take all necessary action to cause, effective at the Effective Time, (i) the size of the Board of Directors of Parent to be set at eight (8) directors and (ii) the Board of Directors of Parent to be comprised of (A) four (4) directors who shall have been designated by Parent prior to the Effective Time (each a “Parent Designated Director” and collectively the “Parent Designated Directors”), which Parent Designated Directors shall include the two (2) individuals designated as such on Exhibit B and two (2) additional individuals designated by Parent prior to the Effective Time (subject to such individuals being willing and able to hold such position); provided that Parent shall have the right to change any Parent Designated Directors designated by Parent or designate further Parent Designated Directors only with the prior written consent of the Company (such consent not be unreasonably withheld, conditioned or delayed), and (B) four (4) directors who shall have been designated by the Company prior to the Effective Time (each a “Company Designated Director” and collectively the “Company Designated Directors”), which Company Designated Directors shall include the two (2) individuals designated as such on Exhibit B and two (2) additional individuals designated by the Company prior to the Effective Time (subject to such individuals being willing and able to hold such position); provided that the Company shall have the right to change any Company Designated Directors designated by the Company or designate further Company Designated Directors only with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Except as otherwise agreed to in writing by the parties to this Agreement prior to the Closing Date, Parent shall cause (A) the class of directors whose term expires at the third (3rd) annual meeting following the Effective Time to consist of four (4) directors, two (2) of whom shall be Parent Designated Directors and two (2) of whom shall be Company Designated Directors, (B) the class of directors whose term expires at the second (2nd) annual meeting following the Effective Time to consist of two (2) directors, one (1) of whom shall be a Parent Designated Director and one (1) of whom shall be a Company Designated Director and (C) the class of directors whose term expires at the first (1st) annual meeting following the Effective Time to consist of two (2) directors, one (1) of whom shall be a Parent Designated Director and one (1) of whom shall be a Company Designated Director. Without limiting the foregoing, Parent shall take all actions reasonably necessary to obtain the resignations of directors currently serving on the Board of Directors of Parent and to make the designation of Parent Designated Directors and Company Designated Directors so that the Board of Directors of Parent is comprised of the directors serving in such classes as contemplated by this Section 2.9(a). Prior to the Effective Time, Parent and the Company shall reasonably cooperate to determine which Parent Designated Directors and Company Designated Directors shall be in each class of directors as of the Effective Time, the consent to which shall not be unreasonably denied, withheld or conditioned by either party.

          (b) Committee Composition. Parent shall take all necessary action to cause the various standing committees of the Board of Directors of Parent effective at the Effective Time to be comprised of Company Designated Directors and Parent Designated Directors in an amount proportional to their representation on the full Board of Directors of Parent at the Effective Time, all subject to such Company Designated Directors and Parent Designated Directors being qualified to serve on such committees.
          (c) Executive Chairman. Parent shall take all necessary action to cause, effective at the Effective Time, the Chief Executive Officer of the Company as of the date hereof to be appointed to the position of Executive Chairman of the Board of Directors of Parent, subject to such individual being an employee in good standing with the Company as of immediately prior to the Effective Time and being willing and able to hold such position. In such capacity, the Executive Chairman of the Board of Directors of Parent will be (i) the Chairman of the Board, (ii) an officer and (iii) a member of the senior management team of Parent and will be entitled to participate in all meetings thereof.
          (d) Chief Executive Officer. Parent shall take all necessary action to cause, effective at the Effective Time, the Chief Executive Officer of Parent as of the date hereof to remain as the Chief Executive Officer of Parent, subject to such individual being an employee in good standing with Parent as of immediately prior to the Effective Time and being willing and able to hold such position.
          (e) Chief Financial Officer. Parent shall take all necessary action to cause, effective at the Effective Time, the Chief Financial Officer of the Company as of the date hereof to be appointed to the position of Chief Financial Officer of Parent, subject to such individual being an employee in good standing with the Company as of immediately prior to the Effective Time and being willing and able to hold such position.
          (f) Lead Director; Deputy Chairman. Parent shall take all necessary action to cause, effective at the Effective Time, (i) the Chairman of the Board of Directors of Parent as of the date hereof to be appointed to the position of Lead Director of the Board of Directors of Parent, who shall serve as the lead independent director, and (ii) the Chairman of the Board of Directors of the Company as of the date hereof to be appointed to the position of Deputy Chairman of the Board of Directors of Parent, who shall preside at all meetings of the Board of Directors at which the Executive Chairman of the Board of Directors is absent or otherwise unable to preside, in each case, subject to such individual being willing and able to hold such position.

          (g) Organization Documents; Governance Principles. Prior to the Effective Time, the Company shall take all necessary action to change the corporate name of Fundtech Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, such that it will not conflict with the filing or acceptance of the Certificate Amendment. Subject to the foregoing sentence, Parent shall take all necessary action to cause, effective at the Effective Time, the Certificate Amendment and the amendments to the By-laws of Parent as contemplated by Exhibit A (the “Parent By-Law Amendments”) to take effect as of the Effective Time. Parent shall take all necessary action, including by resolution of the Board of Directors, to amend or adopt, as applicable, effective as of the Effective Time, Parent’s Corporate Governance Guidelines, governance principles or other similar instrument or delegation of authority, to set out the roles, duties and responsibilities of the Executive Chairman of the Board of Directors and Chief Executive Officer of Parent to substantially conform with the principles set forth on Exhibit C and to amend any by-law and to withdraw any prior resolution, governance guideline or other similar instrument or delegation of authority of Parent that is inconsistent therewith. The Company and Parent shall prepare the form of the Parent By-Law Amendments and the form of board resolutions and Corporate Governance Guidelines as soon as practicable following the date hereof in a form that is reasonably acceptable to the Company and Parent.
          (h) Employment Agreements. The parties hereto shall use their commercially reasonable efforts to negotiate and execute, as promptly as practicable after the date hereof, employment agreements effective as of immediately following the Effective Time for each of the Executive Chairman of the Board of Directors of Parent and the Chief Executive Officer of Parent, on substantially equivalent terms (including with respect to equity compensation), but in any event reflecting the roles, duties and responsibilities of their respective offices to be consistent with the principles set forth on Exhibit C. In any event, the terms of the employment agreements with respect to compensation (including equity compensation) shall be on terms no less favorable to the Executive Chairman of the Board and/or the Chief Executive Officer of Parent than such corresponding terms of the employment agreement of the Chief Executive Officer of Parent with Parent existing as of the date hereof.
          (i) Rule 14f-1. Parent shall promptly take all necessary action pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.9 and shall include in the Proxy Statement such information with respect to the Company Designated Directors, the Parent Designated Directors and any other information as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.9. The Company shall provide to Parent in writing, and be responsible for, any information with respect to itself, its officers, its Affiliates and the Company Designated Directors required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.
          (j) Cooperation. Parent and the Company shall cooperate in good faith to effect the intent of the parties contemplated by the foregoing provisions of this Section 2.9 and consult and reasonably cooperate with the other parties hereto with respect to the actions required to effect such provisions.

          (k) Headquarters. Effective at the Effective Time, Parent shall continue to have its headquarters located in Norcross, Georgia.
               2.10 Tax Treatment. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated thereunder. Each Party, to the extent it is required to make any filings, agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since December 31, 2009 (the “Company SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 and 3.20, or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:
               3.1 Organization, Standing and Power. Each of the Company and each Significant Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its Memorandum of Association and Articles of Association as amended through the date of this Agreement (together, the “Company Charter Documents”) and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement.
               3.2 Company Subsidiaries.
          (a) All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.

          (b) Except for its interests in the Company’s wholly-owned Subsidiaries and except for the ownership interests set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
               3.3 Authority; Execution and Delivery; Enforceability.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Court Approval, an affirmative Section 350 Vote and the matters listed on Section 3.3(a) of the Company Disclosure Schedule. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of the Company, at a meeting duly called and held in compliance with the requirements of the Israeli Companies Law, has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholders of the Company approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”).

               3.4 Capital Structure.
          (a) The registered (authorized) share capital of the Company consists of 30,000,000 Company Shares. At the close of business on June 23, 2011, (i) 17,194,812 Company Shares were issued and outstanding, including 1,959,093 Company Shares held by the Company in its treasury, and (ii) 5,641,815 Company Shares were reserved for issuance under Company Employee Plans, of which 1,653,790 were subject to outstanding options or the grant of rights to purchase Company Shares, 393,754 were restricted Company Shares and 723,845 Company Shares were available for future option or restricted share grants. Except as set forth above, at the close of business on June 23, 2011, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.
          (b) The Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option or restricted Company Share as of June 23, 2011: (i) the name of the grantee; (ii) the particular plan, if applicable, pursuant to which such award was granted, (iii) the number of Company Shares subject to such award; (iv) the exercise price, if any, of such award; (v) the date on which such award was granted; (vi) the applicable vesting schedule, including the vesting commencement date and any accelerated vesting provisions; and (vii) the date on which such award expires. The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Effective as of the Effective Time, each outstanding award of restricted Company Shares then outstanding shall become fully vested and all restrictions therein shall lapse. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted (i) in compliance with all applicable securities laws and other applicable Laws and (ii) in material compliance with all applicable requirements set forth in the Company Employee Plans.
               3.5 No Conflicts; Consents.
          (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i)(A) the Company Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b) and obtaining the Section 350 Vote, any material Law applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby do not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws (“Blue Sky Laws”), Israeli Securities Law, the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the approval of the Investment Center, the approval of the OCS, the required approvals of this Agreement by the Company’s shareholders pursuant to Israeli Law, the rules and regulations of Nasdaq and the TASE, and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
          (c) The revenues of the Company and its Subsidiaries in Israel in each of the 2009 and 2010 fiscal years are set forth in Section 3.5(c) of the Company Disclosure Schedule. To the Knowledge of the Company, the share of the Company and its Subsidiaries in the production, sales, marketing or acquisitions in Israel of any particular asset do not represent a market share of more than fifty percent (50%) in any market. To the Knowledge of the Company, the consolidated market share of Parent as a result of the consummation of the Merger will not exceed fifty (50%) in the production, sales, marketing or acquisitions in Israel of any particular asset in any market.
               3.6 SEC Documents; Undisclosed Liabilities.
          (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

          (b) As of its respective date, each Company SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed with the SEC has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Company SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
          (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.
          (e) The “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

               3.7 Absence of Certain Changes or Events. Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
               3.8 Material Contracts.
          (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Company Disclosure Schedule sets forth a true and correct list of:
          (i) each Contract to which the Company or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person; or (C) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or
          (ii) each Contract to which the Company or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect (whether before or after the Effective Time).
Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Company Material Contracts”.
          (b) A true and correct copy of each Company Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, and none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Company Material Contract, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

               3.9 Intellectual Property.
          (a) To the Knowledge of the Company, the Company and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries. The Company Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable and none of such Company Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of the Company as currently conducted. All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Entity have been paid in full and are current.
          (b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person. Section 3.9(b) of the Company Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two (2) years prior to the date hereof. Neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.
          (c) The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement or the Company and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.
          (d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products. Except as set forth on Section 3.9(d) of the Company Disclosure Schedule or otherwise in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.

          (e) Neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person. Immediately following the Effective Time, the Surviving Corporation shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time. Neither this Agreement nor the Merger will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.
          (f) The Company and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems, and (ii) no material failures or interruptions in the Company Systems for the two (2) years prior to the date hereof. All Company Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.
          (g) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the Company or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or compliance by the Company or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by the Company will comply in all material respects with the Company’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).

          (h) Except as set forth on Section 3.9(h) of the Company Disclosure Schedule, no government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.
          (i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) there are no defects in any of the Company Software Products that would prevent the same from performing substantially in accordance with its user specifications, and (ii) all Company Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.
          (j) To the Knowledge of the Company, in no case does the Company’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Company Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Company Software Products or Intellectual Property without charge.
          (k) During the preceding two (2) years, neither the Company nor any of its Subsidiaries has received any warranty or indemnity claims related to the Company Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two (2) years, neither the Company nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Company Software Products for amounts in excess of $250,000 over the Company’s accounting reserves under GAAP, with respect to any specific customer.
          (l) The Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by the Company will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s or its Subsidiaries’ rights to any Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Intellectual Property.

               3.10 Certain Business Practices. Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.
               3.11 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.
               3.12 Taxes.
          (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by the Company or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by the Company or any of its Subsidiaries and (iii) the keeping of books and records, except to the extent any failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The most recent financial statements contained in the Company SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no audit, proceeding or investigation now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset and neither the Company nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.
          (d) The Company has no reason to believe that any conditions exist that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (e) Neither the Company nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.
               3.13 Benefit Plans. From the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth on the Company Disclosure Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, with the Company Pension Plans, any Company “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Company International Employee Plans and the Company Employment Agreements, the “Company Employee Plans”), excluding standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000. As of the date of this Agreement, other than as set forth on the Company Disclosure Schedule, there are no employment, consulting, severance or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits to employees with a value of less than $100,000) between the Company or any of its Subsidiaries and any current or former employee, executive officer or director of the Company or any of its Subsidiaries (collectively, the “Company Employment Agreements”), nor does the Company or any of its Subsidiaries have any general severance plan or policy. For purposes of this Agreement, “Company International Employee Plan” shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which Company or any Company ERISA Affiliate will or may have any liability, for the benefit of Company Employees who perform services outside the United States. For the avoidance of doubt, this shall include, in Israel, manager’s insurance or other provident or pension funds which are not government-mandated but were set up to provide for Company’s legal obligation to pay statutory severance pay (Pitzuay Piturim) under the Severance Pay Law 5723-1963.

               3.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.
          (a) The Company Disclosure Schedule contains a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Employee Plans (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000) maintained, or contributed to, by the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”) for the benefit of any current or former employees, consultants, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability. Each Company Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Company.
          (b) All Company Pension Plans (other than a Company International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

          (c) No Company Pension Plan (other than a Company International Employee Plan), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of the Company Pension Plans (other than a Company International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Company Employee Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or fiduciary of the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Employee Plans (other than a Company International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Employee Plan during the last five years. Neither the Company nor any Company ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Company International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Company Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Pension Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.
          (d) With respect to any Company Employee Plan that is an employee welfare benefit plan, (i) no such Company Employee Plan (other than a Company International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Company Employee Plan (other than a Company International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Company Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Company Employee Plan (other than a Company International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.
          (e) Except as set forth in the Company Disclosure Schedule, (i) the consummation of the Merger alone, or in combination with any other event, will not give rise to any liability under any Company Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger or any other transaction contemplated hereby by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

          (f) Each Company International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
          (g) The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, other than legally-mandated plans, programs and arrangements and each Company Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (vi) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such outstanding application.
               3.15 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

               3.16 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, order or decree outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
               3.17 Compliance with Applicable Laws. To the Knowledge of the Company, the Company and its Subsidiaries are, and during the two (2) years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
               3.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
               3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. substantially to the effect that, as of the date of such opinion and subject to the limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares (other than holders entering into voting agreements and their respective Affiliates). The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes only.
               3.20 Vote Required. The Section 350 Vote is the only vote of the shareholders of the Company necessary or required in order to approve this Agreement, or to approve or permit the consummation of the Merger and the other transactions contemplated by this Agreement.
               3.21 Related Party Transactions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, no Related Person of the Company (i) has any right or other interest in any property used in, or pertaining to, the Company’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of the Company; and (vi) has any claim or cause of action against the Company or any of its Subsidiaries. The Company is not a guarantor or indemnitor of any material indebtedness of any Related Person of the Company.

               3.22 Grants, Incentives and Subsidies. Section 3.22 of the Company Disclosure Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any non-United States governmental or administrative agency, granted to Company, including (i) grant of Approved Enterprise Status from the Investment Center and grants from OCS. Section 3.22 of the Company Disclosure Schedule lists, as of the date hereof: (a) the aggregate amount of each Grant; (b) the aggregate outstanding obligations of the Company under each Grant with respect to royalties; (c) the outstanding amounts to be paid by OCS to the Company. The Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by the Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. The Company is in compliance, in all material respects, with the terms and conditions of all Grants has duly fulfilled, in all material respects, all the undertakings required thereby. To the Knowledge of the Company, there are no events or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants.
               3.23 Encryption and Other Restricted Technology. The Company’s business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and the Company’s business as currently conducted does not require the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or other legislation regulating the development, commercialization or export of technology.
               3.24 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.
               3.25 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:
          (a) the Company and its Subsidiaries are now, and have been during the five (5) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written communication from a Person that alleges that the Company or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

          (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;
          (c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and
          (d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.
               3.26 No Additional Representations and Warranties. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of Parent or its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by Parent with the SEC since December 31, 2009 (the “Parent SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 4.1, 4.3, 4.4(a), 4.7, 4.18, 4.20 and 4.22, or (b) the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

               4.1 Organization, Standing and Power. Each of Parent and Merger Sub and each Significant Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Parent and Merger Sub and each Significant Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended through the date of this Agreement (as so amended, the “Parent Certificate”), and the By-laws of Parent, as amended through the date of this Agreement (together with the Parent Certificate, the “Parent Charter Documents”) and the comparable charter and organizational documents of Merger Sub and each Significant Parent Subsidiary, in each case as amended through the date of this Agreement. Merger Sub is a wholly-owned direct Subsidiary of Parent.
               4.2 Parent Subsidiaries.
          (a) All the outstanding shares of capital stock of Merger Sub and each other Subsidiary of Parent have been validly issued and are fully paid and nonassessable and, except as set forth in the Parent Disclosure Schedule, are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than Permitted Liens.
          (b) Except for its interests in Parent’s wholly-owned Subsidiaries and except for the ownership interests set forth in the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.
          (c) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the transactions contemplated hereby to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
               4.3 Authority; Execution and Delivery; Enforceability.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the Parent Stockholder Approval and the filing with the Secretary of State of the State of Delaware of the Certificate Amendment in accordance with Section 242 of the DGCL. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of Parent, at a meeting duly called and held in compliance with the DGCL, has: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the stockholders of Parent approve the amendment of the Certificate Amendment and the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Recommendation”).

          (c) The Board of Directors of Merger Sub has by unanimous written consent: (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and its shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the shareholder of Merger Sub approve the Merger and the other transactions contemplated by this Agreement. Parent, as sole shareholder of Merger Sub, has approved this Agreement.
               4.4 Capital Structure.
          (a) The authorized share capital of Parent consists of 350,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, $0.01 par value (“Parent Preferred Stock”). At the close of business on June 23, 2011, (i) 53,885,888 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) no shares of Parent Common Stock and Parent Preferred Stock were held by Parent in its treasury, and (iii) 7,551,337 shares of Parent Common Stock were reserved for issuance under Parent Employee Plans, of which 5,424,567 were subject to outstanding options or the grant of rights to purchase shares of Parent Common Stock, 819,616 were restricted Parent Common Stock and 1,307,154 shares of Parent Common Stock were available for future option or restricted share grants. Except as set forth above, at the close of business on June 23, 2011, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Parent Charter Documents or any Contract to which Parent is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt or (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

          (b) Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, since December 31, 2010, neither Parent nor any of its Subsidiaries has issued any Parent Stock Options or restricted shares of Parent Common Stock or granted any awards. Parent has made available to the Company accurate and complete copies of all equity plans pursuant to which Parent has granted any awards that are currently outstanding and the form of all equity award agreements. All shares of Parent Common Stock subject to issuance with respect to any award have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (i) in compliance with all applicable securities laws and other applicable Laws and (ii) in material compliance with all applicable requirements set forth in the Parent Employee Plans.
          (c) The authorized capital stock of Merger Sub consists of 100 ordinary shares, par value NIS 0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
               4.5 No Conflicts; Consents.
          (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the consummation of the Merger, the issuance of shares of Parent Common Stock in connection with the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i)(A) the Parent Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Law applicable to Parent or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation of the transactions contemplated hereby do not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, Israeli Securities Law, the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the approval of the Investment Center, the approval of the OCS, the required approvals of this Agreement by Parent stockholders pursuant to the DGCL, the rules and regulations of Nasdaq, the filing of the Certificate Amendment with the Secretary of State of the State of Delaware in accordance with Section 242 of the DGCL and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (c) The revenues of Parent and its Subsidiaries in Israel in each of the 2009 and 2010 fiscal years were less than NIS 10 million. To the Knowledge of Parent, the share of Parent and its Subsidiaries in the production, sales, marketing or acquisitions in Israel of any particular asset do not represent a market share of more than fifty percent (50%) in any market. To the Knowledge of Parent, the consolidated market share of Parent as a result of the consummation of the Merger will not exceed fifty (50%) in the production, sales, marketing or acquisitions in Israel of any particular asset in any market.
               4.6 SEC Documents; Undisclosed Liabilities.
          (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.
          (b) As of its respective date, each Parent SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document filed with the SEC has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Parent SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Parent’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of Parent’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.
          (e) The “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
               4.7 Absence of Certain Changes or Events. Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.
               4.8 Material Contracts.
          (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Parent Disclosure Schedule sets forth a true and correct list of:
               (i) each Contract to which Parent or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person; or (C) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

          (ii) each Contract to which Parent or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, the Company or its Subsidiaries in any materially adverse respect (whether before or after the Effective Time).
Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Parent Material Contracts”.
          (b) A true and correct copy of each Parent Material Contract has previously been made available to the Company and each such Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and, to the Knowledge of Parent, any counterparty thereto, and is in full force and effect, and none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in default or breach in any respect under the terms of any such Parent Material Contract, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
               4.9 Intellectual Property.
          (a) To the Knowledge of Parent, Parent and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries. The Parent Intellectual Property is, to the Knowledge of Parent, valid, subsisting and enforceable and none of such Parent Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of Parent as currently conducted. All application and maintenance fees for such Parent Intellectual Property for which Parent has applied for or received registration from any Governmental Entity have been paid in full and are current.
          (b) To the Knowledge of Parent, the operation of the business of Parent and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person. Section 4.9(b) of the Parent Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two (2) years prior to the date hereof. Neither Parent nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Parent Intellectual Property. To the Knowledge of Parent, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Parent Intellectual Property.

          (c) Parent and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of Parent and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, Parent or any of its Subsidiaries has entered into a valid and enforceable written agreement or Parent and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of Parent or its Subsidiary and assigns to Parent or the applicable Subsidiary of Parent all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with Parent or its applicable Subsidiary. To the Knowledge of Parent, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.
          (d) Parent and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Parent Software Products. Except as set forth on Section 4.9(d) of the Parent Disclosure Schedule or otherwise in the ordinary course of their respective businesses, neither Parent nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Parent Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of Parent or one of its Subsidiaries.
          (e) Neither Parent nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Parent Software Products, to any other Person. Immediately following the Effective Time, Parent and its Subsidiaries shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Parent Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to Parent and its Subsidiaries prior to the Effective Time. Neither this Agreement nor the Merger will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.
          (f) Parent and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by Parent or its Subsidiaries (the “Parent Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to Parent’s Knowledge, no material unauthorized intrusions or breaches of the security of the Parent Systems, and (ii) no material failures or interruptions in the Parent Systems for the two (2) years prior to the date hereof. All Parent Systems are sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted.

          (g) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, Parent and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by Parent or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, Parent and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of Parent or its Subsidiaries or compliance by Parent or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by Parent will comply in all material respects with the Parent’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).
          (h) No government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Parent Intellectual Property. To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property, has performed services for the government, any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries.
          (i) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, (i) there are no defects in any of the Parent Software Products that would prevent the same from performing substantially in accordance with its user specifications, and (ii) all Parent Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors, or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.
          (j) To the Knowledge of Parent, in no case does Parent’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Parent Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Parent Software Products or Intellectual Property without charge.

          (k) During the preceding two (2) years, neither Parent nor any of its Subsidiaries has received any warranty or indemnity claims related to the Parent Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two (2) years, neither Parent nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Parent Software Products for amounts in excess of $250,000 over Parent’s accounting reserves under GAAP, with respect to any specific customer.
          (l) Parent and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of Parent under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Parent will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Parent’s or its Subsidiaries’ rights to any Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Intellectual Property.
               4.10 Certain Business Practices. Neither Parent nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.
               4.11 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The approvals of the Board of Directors of Parent referred to in Section 4.3(b) constitutes approval of the Merger and the other transactions contemplated hereby under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the other transactions contemplated hereby and such that no shareholder of the Company immediately prior to the Effective Time will become an “interested stockholder” of Parent for purposes of Section 203 following the Effective Time as a result of the Merger or the other transactions contemplated hereby.

               4.12 Taxes.
          (a) Each of Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Parent or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by Parent or any of its Subsidiaries and (iii) the keeping of books and records, except to the extent any failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) The most recent financial statements contained in the Parent SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There is no audit, proceeding or investigation now pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax asset and neither Parent nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any agreement with respect to Taxes.
          (d) Parent has no reason to believe that any conditions exist that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (e) Neither Parent nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.

               4.13 Benefit Plans. From the date of the most recent audited financial statements included in the Parent SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth on the Parent Disclosure Schedule, there has not been any adoption or amendment in any material respect by Parent or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries (collectively, with the Parent Pension Plans, any Parent “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Parent International Employee Plans and the Parent Employment Agreements, the “Parent Employee Plans”), excluding standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and standard severance agreements with employees entered into in the ordinary course of business consistent with past practice. As of the date of this Agreement other than as set forth on the Parent Disclosure Schedule, there are no employment, consulting, severance (other than standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law) between Parent or any of its Subsidiaries and any current or former employee, executive officer or director of Parent or any of its Subsidiaries (collectively, the “Parent Employment Agreements”), nor does Parent or any of its Subsidiaries have any general severance plan or policy. For purposes of this Agreement, “Parent            International Employee Plan” shall mean each Parent Employee Plan and each government-mandated plan or program that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States.
               4.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.
          (a) The Parent Disclosure Schedule contains a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Parent Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Parent Employee Plans (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) maintained, or contributed to, by Parent or any of its Subsidiaries or any entity that would be treated as a “single employer” with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (“Parent ERISA Affiliate”) for the benefit of any current or former employees, consultants, officers or directors of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries could have any direct or contingent liability. Each Parent Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding has been threatened, asserted, instituted or, to the Knowledge of Parent, is anticipated against any of the Parent Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Parent Employee Plans that would reasonably be expected to have a Material Adverse Effect on Parent.

          (b) All Parent Pension Plans (other than a Parent International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.
          (c) No Parent Pension Plan (other than a Parent International Employee Plan), had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Parent Pension Plans (other than a Parent International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Parent, any of its Subsidiaries, any officer of Parent or any of its Subsidiaries or any of the Parent Employee Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its Subsidiaries or any officer or fiduciary of Parent or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Parent Employee Plans (other than a Parent International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Employee Plan during the last five years. Neither Parent nor any Parent ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Parent International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Parent Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Parent Pension Plan subject to Title IV of ERISA and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.
          (d) With respect to any Parent Employee Plan that is an employee welfare benefit plan, (i) no such Parent Employee Plan (other than a Parent International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Parent Employee Plan (other than a Parent International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Parent Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Parent Employee Plan (other than a Parent International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of Parent or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

          (e) Except as set forth in the Parent Disclosure Schedule, (i) the consummation of the Merger alone, or in combination with any other event, will not give rise to any liability under any Parent Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of Parent or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger or any other transaction contemplated hereby by any employee, officer, director or independent contractor of Parent or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (f) Each Parent International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent from terminating or amending any Parent International Employee Plan at any time for any reason without liability to Parent or its Parent ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
          (g) Parent has provided or made available to Company correct and complete copies of: (i) all documents embodying each Parent Employee Plan, other than legally-mandated plans, programs and arrangements and each Parent Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan; (iv) if Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; and (vi) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such outstanding application.

               4.15 Labor and Employment Matters. Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Parent or any of its Subsidiaries. Except as set forth in the Parent Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of Parent, is anticipated with respect to any employee of Parent or any of its Subsidiaries, (ii) there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of Parent, anticipated with respect to any employee of Parent or any of its Subsidiaries, (iii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.
               4.16 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any material judgment, order or decree outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent.
               4.17 Compliance with Applicable Laws. To the Knowledge of Parent, Parent and its Subsidiaries are, and during the two (2) years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
               4.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
               4.19 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Raymond James & Associates, Inc. substantially to the effect that, as of the date of such opinion and subject to the limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to the Company for informational purposes only.
               4.20 Vote Required. The required vote for the approval of the Share Issuance is the affirmative vote of a majority of the voting power of the shares of Parent Common Stock present and voting at the Parent Stockholders Meeting in person or by proxy, and the vote required for the approval of the Certificate Amendment is the affirmative vote of the majority of the voting power of the shares of Parent Common Stock entitled to vote thereon (the “Parent Stockholder Approval”).

               4.21 Company Share Ownership. As of the date of this Agreement, neither Parent nor any person or entity referred to in Section 320(c) of the Israeli Companies Law with respect to Parent owns any Company Shares.
               4.22 Issuance of Parent Common Stock. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to statutory preemptive rights.
               4.23 Related Party Transactions. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent, no Related Person of Parent (i) has any right or other interest in any property used in, or pertaining to, Parent’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Parent; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which Parent is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to Parent or any of its Subsidiaries nor does Parent or any of its Subsidiaries owe any amount to, or has Parent or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of Parent; and (vi) has any claim or cause of action against Parent or any of its Subsidiaries. Parent is not a guarantor or indemnitor of any material indebtedness of any Related Person of Parent.
               4.24 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each insurance policy of Parent or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Parent nor any of Parent’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.
               4.25 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent:
          (a) Parent and its Subsidiaries are now, and have been during the five (5) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any written communication from a Person that alleges that Parent or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

          (b) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries;
          (c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and
          (d) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries.
               4.26 No Additional Representations and Warranties. Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
               5.1 Conduct of Business by the Company. Except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and Approved Enterprise and Benefitted Enterprise status, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent company, and (B) the previously-announced quarterly cash dividend of $0.10 per share payable with respect to the Company Shares to the holders of record on June 22, 2011, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Shares upon the exercise of Company Stock Options by any employee, officer or director of the Company outstanding on the date of this Agreement and in accordance with their present terms;
          (c) amend the Company Charter Documents or other comparable charter or organizational documents of any Subsidiary of the Company;
          (d) in any single transaction or series of related transactions having a purchase price (including any assumed debt) in excess of $2 million in the aggregate, acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;
          (e) (i) subject to Section 5.1(b), grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or to the extent required under existing Company Employee Plans or existing Company Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Company Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Employee Plan;
          (f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;
          (g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;
          (i) make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for 2011 and capital expenditure plan for 2012 which have been made available to Parent) that are in excess of $2.5 million in the aggregate;
          (j) with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among the Company and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;
          (k) make or change any material Tax election or settle or compromise any Tax liability or claim in excess of $1 million in the aggregate;
          (l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or that do not exceed $1 million individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company and (iii) are with respect to ordinary course customer disputes;
          (m) enter into any new line of business outside of the Company’s existing business;
          (n) take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (o) authorize any of, or commit or agree to take any of, the foregoing actions. For purposes of this Section 5.1, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 5.1 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 5.1. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
               5.2 Conduct of Business by Parent. Except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options by any employee, officer or director of Parent outstanding on the date of this Agreement and in accordance with their present terms;
          (c) amend the Parent Charter Documents or other comparable charter or organizational documents of any Subsidiary of Parent, except for the Certificate Amendment and the Parent By-Law Amendments;
          (d) in any single transaction or series of related transactions having a purchase price (including any assumed debt) in excess of $2 million in the aggregate, acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole;

          (e) (i) subject to Section 5.2(b), grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of Parent or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or to the extent required under existing Parent Employee Plans or existing Parent Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Parent Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Parent Employee Plan;
          (f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;
          (g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, except licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;
          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;
          (i) make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by Parent’s annual budget for 2011 and capital expenditure plan for 2012 which have been made available to the Company) that are in excess of $2.5 million in the aggregate;
          (j) with respect to any Parent Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among Parent and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of Parent or any of its Subsidiaries in any Parent Intellectual Property or Parent Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which Parent or any of its Subsidiaries has trade secret or equivalent rights within the Parent Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;

          (k) make or change any material Tax election or settle or compromise any Tax liability or claim in excess of $1 million in the aggregate;
          (l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Parent SEC Documents or that do not exceed $1 million individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of Parent and (iii) are with respect to ordinary course customer disputes;
          (m) enter into any new line of business outside of Parent’s existing business;
          (n) take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
          (o) authorize any of, or commit or agree to take any of, the foregoing actions.
For purposes of this Section 5.2, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 5.2 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 5.2. Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS
               6.1 Proxy Statement; Parent Stockholders Meeting; Other Filings.
          (a) As promptly as practicable after the execution and delivery of this Agreement, Parent shall prepare and file with the SEC in preliminary form a proxy statement relating to the Parent Stockholders Meeting and form of proxy in connection with the vote of the stockholders of Parent with respect to the Certificate Amendment and the Share Issuance (such proxy statement, together with any amendments thereof or supplements thereto, is referred to herein as the “Proxy Statement”). The Company shall promptly provide to Parent all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and the Company shall cause its counsel and auditors to cooperate with counsel and auditors of Parent in the preparation of the Proxy Statement. Parent shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Parent shall notify the Company promptly upon the receipt of any comments or written communication from the SEC or its staff or any other government officials with respect to, and of any request by the SEC or its staff or any other government officials for amendments or supplements to, the Proxy Statement or any Other Filing, or for additional information with respect thereto, and shall supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall allow the Company and its Representatives to participate in any meetings, telephone calls or similar communications between Representatives of Parent and the SEC or its staff or any other government officials with respect to the Proxy Statement or any Other Filing. Parent shall respond to, and use its reasonable best efforts to address, any comments of the SEC with respect to the Proxy Statement as promptly as practicable after receipt thereof and cause the SEC to confirm that it has no further comments on the Proxy Statement as soon as reasonably practicable.
          (b) Parent will, as promptly as practicable following the date hereof, duly call, give notice of, and, in accordance with the requirements of applicable Law, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of approving the Certificate Amendment and the Share Issuance. Subject to Section 6.7(e), the Board of Directors of Parent shall cause the Proxy Statement to include the Parent Recommendation. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Certificate Amendment and the Share Issuance. Parent may adjourn or postpone the Parent Stockholders Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to Parent’s stockholders in advance of a vote on the Certificate Amendment and the Share Issuance; or (ii) if, as of the time for which the Parent Stockholders Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting.

          (c) The Parent and the Company intend that the Parent Common Stock to be issued in connection with the Merger will be securities exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof in reliance on the Court Approval. The parties acknowledge that the effect of such exemption is that (i) shares of Parent Common Stock issued pursuant to this Agreement to Persons who are not “affiliates” of Parent or the Company for purposes of Rule 145 under the Securities Act are not subject to restrictions on resale arising under U.S. Securities laws and (ii) shares of Parent Common Stock issued pursuant to this Agreement to Persons who are “affiliates” of Parent or the Company for purposes of Rule 145 under the Securities Act may be resold in reliance upon Rule 144 or Rule 145 under the Securities Act. In connection with the foregoing, as promptly as practicable after the date of this Agreement (and, in any event, prior to the first date on which the Information Statement is mailed or otherwise delivered to shareholders of the Company), Parent shall (x) use reasonable best efforts to cause to be provided to the Company a written opinion of its outside legal counsel in Israel in a form reasonably acceptable to the Company that meets the requirements of Section 4.B.4 of the SEC Division of Corporation Finance Revised Staff Legal Bulletin No. 3, dated October 20, 1999, with respect to the issuance of Parent Common Stock in connection with the Merger, and (y) apply for and use reasonable best efforts to obtain from the staff of the SEC a “no-action letter” to the effect that the staff of the SEC will not recommend enforcement action in connection with Parent’s reliance on the exemption from registration under Section 3(a)(10) of the Securities Act for the issuance of Parent Common Stock in connection with the Merger, if either the Company or Parent determines that such “no-action letter” is reasonably necessary.
          (d) As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act or any other federal, non-United States or related Law, or pursuant to the requirements of any stock market or stock exchange, relating to the Merger and the other transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments or other communication from any government officials and of any request by any government officials for amendments or supplements to any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any Other Filing.
          (e) Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or any other Governmental Entity (and all information that it supplies for inclusion in such filing by the other party) to comply as to form and substance in all material respects with applicable Law, including, as applicable, (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the Nasdaq and the TASE, and (iv) the requirements of the Israeli Companies Law and the Israeli Securities Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document, the Company or the Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with any government officials, and/or mailing to the shareholders or, if applicable, creditors, of the Company, such amendment or supplement. All filings by Parent and by the Company with the SEC or the ISA in connection with the transactions contemplated hereby, including any amendments or supplements thereto, shall be made only upon the receipt of the prior review and approval thereof by the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed).
          (f) As soon as reasonably practicable after the execution of this Agreement, Parent shall cause its Israeli counsel to prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law (1968) concerning the publication of a prospectus in respect of the exchange of the Company Options for Parent Stock Options, pursuant to Section 15D of the Securities Law of Israel. The Company shall cooperate with Parent in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such exemption.

               6.2 Court Approval.
          (a) As promptly as practicable after the execution and delivery of this Agreement and in accordance with Sections 350 and 351 of the Israeli Companies Law, the Company shall submit to the district court of Tel Aviv-Jaffa (the “Applicable Court”) a first motion to convene, in the manner set forth in the Israeli Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Israeli Companies Law (the “Arrangement Regulations”) and as shall be ordered by the Applicable Court, shareholders and, if required by the Applicable Court, creditors meetings (the “Company Meetings”) for the approval of the terms and conditions of an arrangement between the Company and its shareholders and/or creditors, including this Agreement, the Merger and the other transactions contemplated by this Agreement, (the “Merger Proposal”) by a majority in number representing at least seventy-five percent (75%) of the votes cast in the Company Meetings or as otherwise ordered by the Applicable Court (the “Section 350 Vote”). In such motion the Company will inform the Applicable Court that, upon the approval of the Merger Proposal by the requisite majority at the Company Meetings, and subsequently by the Applicable Court, such court approval would be relied upon by Parent as an approval of the Merger Proposal for the purpose of qualifying the issuance of Parent Common Stock hereunder for the Section 3(a)(10) exemption from the registration requirements of the Securities Act. As part of the notice of the Company Meetings, the Company will deliver to each of its shareholders and, if required by the Applicable Court, creditors, a notice of the meetings, the order of the court to convene the meetings, the application for the approval of the proposed Merger Proposal submitted to the court, a power of attorney to attend the meetings in accordance with the Israeli Companies Law and a proxy card for the vote (collectively, the “Information Statement”). The Information Statement will include a description of the rights of a shareholder or a creditor, as applicable, to object to the Merger Proposal, information on the hearing scheduled before the Applicable Court and any position of the Company’s board of directors with respect to the advisability of the Merger. Parent shall promptly provide to the Company all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Information Statement or any other motions in connection with the receipt of the Court Approval, or in any amendments or supplements thereto, and Parent shall cause its (and Merger Sub’s) counsel and auditors to cooperate with counsel and auditors of the Company in the preparation of the Information Statement. Following the approval of the Merger Proposal by the shareholders and, if applicable, the creditors as set forth above, the Company will submit to the Applicable Court a second motion for (i) the approval of the arrangement and the Merger Proposal and the order of all actions to be taken in accordance with the Merger Proposal; and (ii) to hold a hearing on the fairness of the Merger Proposal regardless of whether or not any objections to the Merger Proposal are raised (these approvals when obtained shall be collectively referred to as the “Court Approval”).
          (b) Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of the Merger Proposal and all documents filed with respect to the Court Approval. In addition, each of the Company and Parent shall at all times comply with all the procedures detailed in the Israeli Companies Law and the Arrangement Regulations and shall make all necessary actions in order to minimize the term of such procedures.

          (c) Subject to Section 6.6, the Board of Directors of the Company shall cause the Company Disclosure Documents to include the Company Recommendation. The Company shall use reasonable best efforts to solicit from its shareholders and, if applicable, creditors, proxies in favor of the approval of the Merger Proposal. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company Meetings in compliance with all applicable Law, including the Israeli Companies Law, the Company Charter Documents, and the rules of Nasdaq and TASE, as applicable. The Company may adjourn or postpone the Company Meetings: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Company Disclosure Documents to the Company’s shareholders or, if applicable, creditors, in advance of a vote on the Merger Proposal; or (ii) if, as of the time for which the Company Meetings are originally scheduled (as set forth in the Company Disclosure Documents), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meetings; or (iii) pursuant to the order or stipulation of the Applicable Court or as a result of an order or stipulation of the Applicable Court that requires a vote of a class of shareholders other than the holders of Company Shares or a class of creditors other than the classes contemplated by the Company in the Merger Proposal.
               6.3 Notification. Each of Parent and the Company shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VII or otherwise limit or affect the remedies available.
               6.4 Israeli Approvals.
          (a) Government Filings. Without derogating from the foregoing, each party hereto shall use its reasonable best efforts to deliver and file, as promptly as practicable after the date hereof, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to obtain, as promptly as practicable after the date hereof, the approval of the OCS, the approval of the Investment Center and any other consents or approvals that may be required in connection with the Merger, and Parent shall provide to the OCS, the Investment Center and the ISA any information requested by such authorities and shall execute an undertaking in customary form, to comply with the OCS Laws and regulations.

          (b) Israeli Income Tax Rulings. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel, advisors and/or accountants to prepare and file with the Israeli Income Tax Commissioner (i) an application in form and substance reasonably acceptable to Parent and Merger Sub for a ruling concerning the Israeli withholding Tax treatment of the Merger that will include specific arrangements concerning withholding Taxes under which neither Parent nor the Exchange Agent will be obligated to withhold any Taxes with respect to the Parent Common Stock and the options to purchase Parent Common Stock (“Parent Stock Options”) or which clearly instructs Parent and Exchange Agent how such withholding at source is to be executed (which instruction shall not require Parent or Exchange Agent to apply discretion or conduct any enquiry other than a review of the documents provided by a holder of Company Shares or Company Options, as required under the Israeli Income Tax Rulings) and, in particular, with respect to the classes or categories of holders or former holders of Company Shares or Company Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied, and that will not impose any obligations on the Company, Parent or its stockholders without Parent’s prior written consent (“Withholding Ruling”) and (ii) an application in form and substance reasonably acceptable to Parent and Merger Sub for a ruling allowing any holder of Company Shares or Company Options, who so elects and joins the arrangement under such ruling, to defer such Tax in accordance with, and subject to, Section 104H of the Ordinance, including the deposit of the consideration due to any such electing holders with a trustee (collectively, the “Israeli Income Tax Rulings”); provided, however, that the Company’s and Parent’s consent to the Israeli Income Tax Rulings shall be required, which consent shall not be unreasonably withheld, conditioned or delayed by either the Company or Parent. Each of the Company and Parent shall cause its respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Rulings. Subject to the terms and conditions hereof, the Company and Parent shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings as promptly as practicable. The Company shall be permitted to comply with any conditions contained in the rulings described in this Section 6.4(b) or, with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), requests made by the Israeli Tax Manager in connection with its delivery of such rulings.
          (c) Nasdaq and TASE De-Listing of Company Shares. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq and the TASE to enable the de-listing by the Surviving Corporation of the Company Shares from Nasdaq and the TASE and the deregistration of the Company Shares under the Exchange Act effective as of the Closing Date.
          (d) Section 102 Securities Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the Israeli Tax Authority an application in form and substance reasonably acceptable to Parent and Merger Sub for a ruling providing, among other things, that the conversion of Company Stock and Company Stock Options issued under Section 102(b) of the Ordinance (the “Company 102 Securities”) into Parent Common Stock and Parent Stock Options, as applicable, prior to the lapse of the minimum holding period required under Section 102(b) of the Ordinance (the “102 Holding Period”), will not be treated as a breach of the provisions of Section 102(b) of Ordinance, provided that the applicable consideration deliverable to holders of said Company 102 Securities would be deposited for the duration of the 102 Holding Period with a trustee in accordance with said Section 102 (a “Section 102 Ruling”); provided, however, that the Company’s and Parent’s consent to the Section 102 Ruling shall be required, which consent shall not be unreasonably withheld, conditioned or delayed by either the Company or Parent.

          (e) In the event that the Israeli Income Tax Rulings and/or the Section 102 Ruling shall require the affirmative consent of any holder or former holder of Company Shares or Company Stock Options in order for such ruling to apply to such Person, then such consent shall be deemed to have been granted unless (i) the Israeli Income Tax Rulings and/or the Section 102 Ruling, as applicable, require otherwise, (ii) with respect to the Israeli Income Tax Rulings, (x) such holder explicitly denied such consent in the letter of transmittal submitted by such holder or (y) such holder signed and delivered a Residence Certificate together with the letter of transmittal or (iii) with respect to the Section 102 Ruling, such holder otherwise explicitly denied such consent in writing, by a letter submitted to the Company before the Effective Time; provided, however, that the Exchange Agent and/or Parent, as applicable, shall use commercially reasonably efforts to accept any Residence Certificate (or such other certificate or declaration in substantially similar form) received separately from a letter of transmittal and confirm in writing receipt thereof to the sender thereof. Unless the Israeli Income Tax Rulings requires otherwise, such deemed consent to the Israeli Tax Rulings shall be also deemed a request to join the arrangement under such ruling, to defer the Tax in accordance with, and subject to, Section 104H of the Ordinance.
               6.5 Confidentiality; Access to Information. The parties hereto acknowledge and agree that the Company and Parent have previously executed a Non-Disclosure Agreement, entered into on or about April 12, 2011 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue to be in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and the Company will afford the other parties hereto and the other parties’ accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as the other may reasonably request. Each of the parties hereto will hold, and will cause its accountants, counsel and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 6.5), would be reasonably likely to result in a risk of a loss of attorney-client or other similar privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law. No information or knowledge obtained by a party hereto in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               6.6 Non-Solicitation by the Company.
          (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Section 6.6(e), approve, endorse or recommend any Company Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section 6.6(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Company Acquisition Transaction; provided, however, that this Section 6.6 shall not prohibit (A) the Board of Directors of the Company or any committee thereof, directly or indirectly through any officer, employee or Representative, prior to obtaining the Court Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Company Acquisition Proposal that the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Company Superior Offer if (1) the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Company Acquisition Proposal did not result from a material breach of this Section 6.6, (3) prior thereto the Company has given Parent the notice required by Section 6.6(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement; or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Board of Directors of the Company may make a Company Change of Recommendation only in accordance with Section 6.6(e).
          (b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company shall keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.

          (c) Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Company Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within twelve (12) months prior to the date hereof.
          (d) Except as otherwise provided in Section 6.6(e), the Board of Directors of the Company (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Court Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”) or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.
          (e) The Board of Directors of the Company or any committee thereof may at any time prior to receipt of the Court Approval (i) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 8.1(d)(iii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and only if): (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (B) the Board of Directors of the Company or such committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Board of Directors of the Company or such committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; (D) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Company Superior Offer that is specified in Section 6.6(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer shall require a new notice and, in such case, all references to five (5) Business Days in this Section 6.6(e) shall be deemed to be two (2) Business Days); and (E) at the end of the five (5) Business Day period described in clause (D), the Board of Directors of the Company or such committee thereof again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with Parent and its Representatives if requested by Parent during such five (5) Business Day period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the Company Acquisition Proposal continues to be a Company Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

          (f) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.
               6.7 Non-Solicitation by Parent.
          (a) Parent agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Parent Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to a Parent Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) except in connection with a Parent Change of Recommendation pursuant to Section 6.7(e), approve, endorse or recommend any Parent Acquisition Proposal, or (v) except in connection with a Parent Change of Recommendation pursuant to 6.7(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Parent Acquisition Transaction; provided, however, that this Section 6.7 shall not prohibit (A) the Board of Directors of Parent or any committee thereof, directly or indirectly through any officer, employee or Representative, prior to obtaining the Parent Stockholder Approval, from furnishing nonpublic information regarding Parent or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Parent Acquisition Proposal that the Board of Directors of Parent or any committee thereof concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Parent Superior Offer if (1) the Board of Directors of Parent or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Parent Acquisition Proposal did not result from a material breach of this Section 6.7, (3) prior thereto Parent has given the Company the notice required by Section 6.7(b), and (4) Parent furnishes any nonpublic information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement; or (B) Parent from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that Parent determines in good faith, after consultation with its outside legal counsel, that the failure of Parent to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Board of Directors of Parent may make a Parent Change of Recommendation only in accordance with Section 6.7(e).

          (b) Parent shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request (including providing the identity of the Person making or submitting such Parent Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). Parent shall keep the Company informed on a prompt basis with respect to any change to the material terms of any such Parent Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change), including providing the Company with a copy of any draft agreements and modifications thereof.
          (c) Upon the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Parent Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within twelve (12) months prior to the date hereof.
          (d) Except as otherwise provided in Section 6.7(e), the Board of Directors of Parent (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Parent Recommendation in a manner adverse to the Company or make any statement, filing or release, in connection with the Parent Stockholders Meeting or otherwise, inconsistent with the Parent Recommendation, (ii) approve, endorse or recommend any Parent Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Parent Change of Recommendation”) or (iii) enter into a written definitive agreement providing for a Parent Acquisition Transaction.

          (e) The Board of Directors of Parent or any committee thereof may at any time prior to receipt of the Parent Stockholder Approval (i) effect a Parent Change of Recommendation in respect of a Parent Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Parent Change of Recommendation, terminate this Agreement pursuant to Section 8.1(c)(iii) in order to enter into a written definitive agreement providing for a Parent Acquisition Transaction, if (and only if): (A) a Parent Acquisition Proposal is made to Parent by a third party, and such offer is not withdrawn; (B) the Board of Directors of Parent or such committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Parent Superior Offer; (C) following consultation with outside legal counsel, the Board of Directors of Parent or such committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; (D) Parent provides the Company five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Parent Superior Offer that is specified in Section 6.7(b) (it being understood that any material revision or amendment to the terms of such Parent Superior Offer shall require a new notice and, in such case, all references to five (5) Business Days in this Section 6.7(e) shall be deemed to be two (2) Business Days); and (E) at the end of the five (5) Business Day period described in clause (D), the Board of Directors of Parent or such committee thereof again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with the Company and its Representatives if requested by the Company during such five (5) Business Day period regarding any adjustments or modifications to the terms of this Agreement proposed by the Company and taking into account any such adjustments or modifications) that the Parent Acquisition Proposal continues to be a Parent Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.
          (f) During the period from the date of this Agreement through the Effective Time, neither Parent nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving Parent or any standstill agreement to which it is a party unless the Board of Directors of Parent or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, Parent or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of Parent or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

               6.8 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things under such party’s control or which such party is required to do under this Agreement, or is necessary to do, to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated hereby, including: (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the obligations set forth in this Section 6.8, and except as expressly permitted by this Agreement, neither Parent nor the Company shall, nor shall Parent or the Company permit any of its Subsidiaries or controlled Affiliates to, knowingly or intentionally take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, including any action that would make it more likely that any of the conditions to the consummation of the transactions contemplated hereby would not be satisfied, including the receipt of any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; provided, however, that nothing in this Section 6.8 shall require any party hereto to waive any condition set forth in Article VII.
          (b) Each of the parties hereto shall, (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file with the FTC and the DOJ, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other Antitrust Laws. Each of the parties hereto shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other Antitrust Laws. Each of the parties hereto shall promptly and timely respond to a request for additional information from the DOJ or the FTC, and shall certify compliance with a request for additional information no later than 60 days after its receipt.

          (c) Each of the parties hereto shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Merger and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request. Each of the parties hereto shall use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the transaction contemplated by the Agreement so as to enable the closing of the contemplated transaction to occur expeditiously. Each of the parties hereto shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the transaction contemplated would violate any Law, or any regulation or rule of any Governmental Entity, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary, or permanent) that would restrain or prevent consummation of the transaction. Each of the parties hereto commits to instruct its counsel to cooperate with each other party hereto and its counsel and use reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation shall include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such antitrust authority.
          (d) Each party hereto shall (i) give the other parties prompt notice of the commencement of any legal or other proceeding by or before any Governmental Entity (including the OCS, the Investment Center, the ISA, the Companies Registrar, the FTC, the DOJ and the SEC) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) promptly inform the other parties of any communication with any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iii) keep the other parties informed as to the status of any such proceeding or communication. Each party hereto shall consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any proceeding or communication relating to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any such proceeding relating to any such Governmental Entity, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference or telephone call relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.
          (e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to commit to and/or effect, by consent decree, consent order, hold separate order, or otherwise (i) the sale, divestiture, disposition, or holding separate, of any of its assets, properties, businesses, or holdings; or (ii) any conduct restriction, prohibition, or other negative or affirmative requirement, that in the case of either of clauses (i) or (ii) would have or would reasonably be expected to have a Material Adverse Effect on Parent (after giving effect to the Merger).
               6.9 Public Disclosure. Except with respect to any (a) Company Change of Recommendation undertaken pursuant to, and in accordance with, Section 6.6, or (b) Parent Change of Recommendation undertaken pursuant to, and in accordance with, Section 6.7, so long as this Agreement is in effect, the parties hereto shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including Nasdaq and the TASE) (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

               6.10 Takeover Laws. Each of the Company and its Board of Directors and Parent and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby (including the acquisition of shares of Parent Common Stock), use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable and such shares may be held on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby (including the ownership of such shares without limitation, including following the Effective Time).
               6.11 Indemnification.
          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the Effective Time, and any indemnification provisions under the Company Charter Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.
          (b) Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event shall Parent be required to expend annually more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section 6.11(b) of the Company Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent shall be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.

          (c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.11.
          (d) The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 6.11 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11.
          (e) Parent shall assume, be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter Documents or the comparable charter or organizational documents of any Subsidiary of the Company, or any other indemnification arrangement or otherwise.
               6.12 Nasdaq Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on Nasdaq or on such other national securities exchange as the Parent Common Stock is listed. Parent shall use commercially reasonable efforts to have the ticker symbol for shares of Parent Common Stock listed on Nasdaq or such other exchange to be “FNDT” upon the Effective Time.
               6.13 Employee Matters.
          (a) It is Parent’s and the Company’s intention that, for a period of one (1) year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) and individuals who are employed by Parent or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries following the Effective Time shall be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) they received prior to the Effective Time, it being understood that Parent shall review the salaries and benefits of its and its Subsidiaries’ employees from time to time in order to determine the most appropriate way to compensate and incentivize Post-Merger Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of Parent from time to time.

          (b) It is Parent’s and the Company’s intention that, each Post-Merger Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable Company Employee Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.13 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.
          (c) In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, it is Parent’s and the Company’s intention that Parent shall use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.
          (d) Nothing in this Section 6.13, express or implied, shall confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.13, express or implied, shall be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section 6.13, nothing contained in this Agreement shall be treated as an amendment to any Company Employee Plan or creation of an employee benefit plan.
               6.14 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion of Shares into shares of Parent Common Stock in the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 6.14. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement, “Section 16 Information” shall mean information that is accurate in all material respects and provides reasonably specific details regarding the identity of the Company Insiders and the number of Company Shares held by each such Company Insider to be exchanged for Parent Common Stock in the Merger; and “Company Insiders” shall mean those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.

               6.15 Stockholder Litigation. Each party hereto shall promptly advise the other orally and in writing of any litigation commenced or threatened in writing to be commenced by any stockholder of such party against such party and/or any of its directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep the other party fully informed regarding any such litigation. Each party shall give the other the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).
               6.16 Transition Committee. Promptly after the date hereof, Parent and the Company will establish a transition committee (the “Transition Committee”), the co-chairs of which will be (i) Parent’s Chief Financial Officer or such other Person designated by Parent’s Chief Executive Officer and (ii) the Company’s Chief Operating Officer or such other Person designated by the Company’s Chief Executive Officer (the “Transition Co-Chairpersons”), and the other members of which shall consist of three other representatives of Parent and three other representatives of the Company, or such number as the Chief Executive Officers of Parent and the Company agree, designated by the Transition Co-Chairpersons and approved by the Chief Executive Officer (or his designee) of each of Parent and the Company. The parties shall instruct the Transition Committee, subject to the terms of the Non-Disclosure Agreement and applicable Laws, to facilitate the collection and exchange of information concerning the business, operations, capital spending and budgets and financial results of Parent and the Company to the extent necessary to identify ways in which the operations of Parent and the Company can be consolidated, coordinated and/or otherwise enhanced following the Effective Time, shall cooperate in good faith on identifying any recommendations therefor and shall undertake such other tasks as jointly delegated to it by the Chief Executive Officers of the Company and Parent. The Transition Committee shall present its findings from time to time to the management of the Company and Parent.
               6.17 Registration Rights Agreements. Upon the written request of any Significant Company Shareholder delivered to Parent on or prior to the third (3rd) Business Day following the Closing Date, Parent shall as promptly as practicable (and in any event within three (3) Business Days following such request) execute and deliver to such Significant Company Shareholder a registration and information rights agreement in the form attached hereto as Exhibit D (any such agreement, a “Registration Rights Agreement”).

ARTICLE VII
CONDITIONS TO THE MERGER
               7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:
          (a) Court Approval. The Court Approval approving the Merger Proposal shall have been obtained.
          (b) No Order; Antitrust Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including any injunction or other order, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. The waiting period under the HSR Act shall have expired or been terminated, and all approvals under any other Antitrust Laws required to be obtained prior to the consummation of the Merger or in connection with the other transactions contemplated hereby shall have been obtained.
          (c) Israeli Governmental Entity Approvals. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Merger shall have been obtained, including (i) approval of the Investment Center, (ii) receipt of the Israeli Income Tax Rulings and the Section 102 Ruling in each case in form and substance reasonably acceptable to the Company and Parent, and (iii) notification of the Merger to the OCS as well as approval of the OCS, and such approvals shall not include or be subject to terms or conditions which would have a Material Adverse Effect on the Company or Parent.
          (d) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained; provided, however, that if the Company shall have waived (i) the portion of the condition set forth in this Section 7.1(d) that the Parent Stockholder Approval (with respect to the Certificate Amendment only) shall have been obtained and (ii) the portion of the condition set forth in Section 7.2(d) (with respect to the Certificate Amendment only), Parent shall waive the condition set forth in this Section 7.1(d) that the Parent Stockholder Approval (with respect to the Certificate Amendment only) shall have been obtained.
          (e) Nasdaq Listings. The shares of Parent Common Stock issuable to the Company’s shareholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq or on such national securities exchange as Parent Common Stock is then listed.
               7.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.3, 4.4(a), 4.4(c), 4.7, 4.18, 4.20 and 4.22 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (i) for de minimis inaccuracies, and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (ii) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.
          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.
          (c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to Parent, and the Company shall have received a certificate to such effect signed on behalf of Parent by an executive officer of Parent.
          (d) Certificate Amendment and Parent By-Law Amendments. Parent shall have filed the Certificate Amendment with the Secretary of State of the State of Delaware in accordance with Section 242 of the DGCL and shall have caused the Parent By-Law Amendments to be effective as of the Effective Time.
          (e) OCS Undertaking. Parent shall have executed and filed with the Office of Chief Scientist an undertaking in the Office of Chief Scientist’s standard form.
          (f) Federal Tax Opinion. The Company shall have received the opinion of Kirkland & Ellis LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of the Company and Parent, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.2(f), Kirkland & Ellis LLP may require and rely upon representations contained in certificates of officers of the Company and Parent.
               7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 and 3.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except in either case contemplated by this clause (i) for de minimis inaccuracies, and (ii) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (ii) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and each of Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.
          (c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to the Company, and Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.
          (d) Federal Tax Opinion. Parent shall have received the opinion of Hogan Lovells US LLP, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of the Company and Parent, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.3(d), Hogan Lovells US LLP may require and rely upon representations contained in certificates of officers of the Company and Parent.

ARTICLE VIII
TERMINATION
               8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after receipt of the Court Approval, an affirmative Section 350 Vote or the Parent Stockholder Approval:
          (a) by mutual written consent of Parent and the Company;
          (b) by either the Company or Parent if:
          (i) the Merger shall not have been consummated prior to March 31, 2012 (as may be extended pursuant to this Section 8.1(b)(i), the “Termination Date”); provided, however, that (A) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date, and (B) if, on the initial Termination Date set forth above, the expiration or termination of any applicable waiting period or any required clearances under the HSR Act or any other Antitrust Laws shall not have been obtained or any Israeli Governmental Entity approval shall not have been obtained but all other conditions to the consummation of the transactions contemplated by Article VII have been satisfied (or if to be satisfied at the Closing, are capable of being satisfied), then the initial Termination Date shall be automatically extended, without further action by the parties hereto, to be June 30, 2012; and provided further that (x) any purported termination of this Agreement by Parent pursuant to this Section 8.1(b)(i) shall be deemed a termination of this Agreement by the Company pursuant to Section 8.1(d)(i) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 8.1(d)(i), and (y) any purported termination of this Agreement by the Company pursuant to this Section 8.1(b)(i) shall be deemed a termination of this Agreement by Parent pursuant to Section 8.1(c)(i) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 8.1(c)(i);
          (ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including an injunction or other order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law (including any such injunction or other order) or other action shall have become final and nonappealable;
          (iii) the Court Approval shall not have been obtained after consideration of the Applicable Court of the hearing at which the Court Approval is to be considered (or any adjournment thereof or upon any subsequent ruling therefrom); provided, however, that any purported termination of this Agreement by the Company pursuant to this Section 8.1(b)(iii) shall be deemed a termination of this Agreement by Parent pursuant to Section 8.1(c)(i) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 8.1(c)(i); or

          (iv) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting (or any adjournment thereof); provided, however, that any purported termination of this Agreement by Parent pursuant to this Section 8.1(b)(iv) shall be deemed a termination of this Agreement by the Company pursuant to Section 8.1(d)(i) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 8.1(d)(i);
          (c) by Parent, if:
          (i) (A) the Company shall have effected a Company Change of Recommendation, whether or not permitted by the terms hereof; (B) the Company shall have delivered a notice to Parent of its intent to effect a Company Change of Recommendation in accordance with Section 6.6(e); (C) the Company shall have failed to include in the Information Statement the Company Recommendation; (D) following the request in writing by Parent, the Board of Directors of the Company shall have failed to reaffirm publicly the Company Recommendation within five (5) Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; provided, however, that Parent shall only be entitled to make such a written request for reaffirmation (and the Company shall only be required to reaffirm publicly the Company Recommendation) an aggregate of three (3) times and thereafter an additional one time for each new Company Acquisition Proposal and an additional one time for each material amendment to any Company Acquisition Proposal; or (E) the Company shall have breached, in any material respect, the provisions of Section 6.6;;
          (ii) there shall have been a breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.3, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(ii) or if Parent is otherwise in material breach of its obligations hereunder; or
          (iii) Parent effects a Parent Change of Recommendation to accept a Parent Acquisition Proposal in accordance with Section 6.7(e), provided that the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) shall not be available to Parent unless Parent pays or has paid the Parent Termination Fee to the Company in accordance with Section 8.3 (provided that the Company shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that Parent may enter into any agreement providing for a Parent Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(c)(iii); or

          (d) by the Company, if:
          (i) (A) Parent shall have effected a Parent Change of Recommendation, whether or not permitted by the terms hereof; (B) Parent shall have delivered a notice to the Company of its intent to effect a Parent Change of Recommendation in accordance with Section 6.7(e); (C) Parent shall have failed to include in the Proxy Statement the Parent Recommendation; (D) following the request in writing by the Company, the Board of Directors of Parent shall have failed to reaffirm publicly the Parent Recommendation within five (5) Business Days after the Company requests in writing that such recommendation be reaffirmed publicly; provided, however, that the Company shall only be entitled to make such a written request for reaffirmation (and Parent shall only be required to reaffirm publicly the Parent Recommendation) an aggregate of three (3) times and thereafter an additional one time for each new Parent Acquisition Proposal and an additional one time for each material amendment to any Parent Acquisition Proposal; or (E) Parent shall have breached, in any material respect, the provisions of Section 6.7;
          (ii) there shall have been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent or Merger Sub of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder;
          (iii) the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section 6.6(e), provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall not be available to the Company unless the Company pays or has paid the Company Termination Fee to Parent in accordance with Section 8.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that the Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(d)(iii).
     A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors of such party.
               8.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force and effect, except (i) each of this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that is a consequence of an act or failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, cause a breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

               8.3 Fees and Expenses.
          (a) Other than as specifically provided in this Section 8.3 or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.
          (b) Parent shall pay to the Company the Parent Termination Fee if this Agreement is terminated as follows:
          (i) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Parent shall pay the entire Parent Termination Fee by the second Business Day following such termination;
          (ii) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(iii), then Parent shall pay to the Company the entire Parent Termination Fee upon such termination (provided that the Company shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); or
          (iii) (A) if this Agreement is terminated (1) by the Company pursuant to Section 8.1(d)(ii), (2) by the Company or Parent pursuant to Section 8.1(b)(iv) or (3) by the Company or Parent pursuant to Section 8.1(b)(i), and in any such case of (1), (2) or (3) above, a Parent Acquisition Proposal (including a previously communicated Parent Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of Parent (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Parent at the Parent Stockholders Meeting, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within twelve (12) months after the date of such termination, Parent enters into a definitive agreement to consummate, or consummates, any Parent Acquisition Transaction, then Parent shall pay to the Company the Parent Termination Fee (less any amounts already paid by Parent, if any, pursuant to Section 8.3(e)) by the second Business Day following the date Parent enters into such definitive agreement or consummates such transaction; provided, however, that, solely for purposes of this Section 8.3(b)(iii), references in the definition of “Parent Acquisition Transaction” to twenty percent (20%) shall be deemed to mean fifty percent (50%).

          (c) The Company shall pay to Parent the Company Termination Fee if this Agreement is terminated as follows:
          (i) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company shall pay the entire Company Termination Fee by the second Business Day following such termination;
          (ii) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), then the Company shall pay to Parent the entire Company Termination Fee upon such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); or
          (iii) (A) if this Agreement is terminated (1) by Parent pursuant to Section 8.1(c)(ii), (2) by the Company or Parent pursuant to Section 8.1(b)(iii) or (3) by the Company or Parent pursuant to Section 8.1(b)(i), and in any such case of (1), (2) or (3) above, a Company Acquisition Proposal (including a previously communicated Company Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to receipt of the Court Approval, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within twelve (12) months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee (less any amounts already paid by the Company, if any, pursuant to Section 8.3(d)) by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction; provided, however, that, solely for purposes of this Section 8.3(c)(iii), references in the definition of “Company Acquisition Transaction” to twenty percent (20%) shall be deemed to mean fifty percent (50%).
          (d) If this Agreement is terminated pursuant to Section 8.1(b)(iii) in circumstances under which the provisions of Section 8.1(c)(i) are inapplicable, then the Company shall pay to Parent an amount equal to $3,000,000 by the second (2nd) Business Day following such termination.
          (e) If this Agreement is terminated pursuant to Section 8.1(b)(iv) in circumstances under which the provisions of Section 8.1(d)(i) are inapplicable, then Parent shall pay to the Company an amount equal to $3,000,000 by the second (2nd) Business Day following such termination.

          (f) All amounts paid pursuant to this Section 8.3 shall be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment as long as such account has been identified by such party. Each party hereto agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.
ARTICLE IX
GENERAL PROVISIONS
               9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of not further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.
               9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows (or at such other address, email address or facsimile number for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub, to:

S1 Corporation
705 Westech Drive,
Norcross, Georgia 30092
Attention: General Counsel
Facsimile:	(404) 923-6460
Email:	greg.orenstein@s1.com

with a copy (which shall not constitute notice) to each of:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Daniel Keating
Facsimile:	(202) 637-5910
Email:	daniel.keating@hoganlovells.com

Zellermayer Pelossof & Co. Advocates
The Rubinstein House
20 Lincoln Street, 12th Floor
Tel-Aviv 67134
Israel
Attention:	Michael Zellermayer
Facsimile:	+972 (3) 625-5500
Email:	miki@zelpel.com

if to the Company, to:

Fundtech Ltd.
c/o Fundtech Corporation
30 Montgomery Street, Suite 501
Jersey City, New Jersey 07302
Attention:	General Counsel
Facsimile:	(201) 946-1313
Email:	joseph.aulenti@fundtech.com

with a copy (which shall not constitute notice) to each of:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	David Fox
William B. Sorabella
Facsimile:	(212) 446-6460
E-mail:	david.fox@kirkland.com
william.sorabella@kirkland.com

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:	Scott Rosenblum
Richard Gilden
Facsimile:	(212) 715-8411
Email:	srosenblum@kramerlevin.com
rgilden@kramerlevin.com

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Street
Ramat Gan 52506
Israel
Attention:	Clifford M. J. Felig
Facsimile:	+972 (3) 610-3757
Email:	cfelig@meitar.com

               9.3 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP, as applicable; and (vii) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto. It is understood and agreed that, in the absence of compelling legal authority to the contrary, the Company, the Board of Directors of the Company and the Company’s outside legal counsel shall be entitled to rely on and deem applicable to the Company and the Board of Directors of the Company the Law applicable to corporations incorporated in Delaware for purposes of making the conclusions contemplated by Section 6.6 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Board of Directors of the Company and other terms of similar import shall, for purposes of this Agreement, include reference to such Delaware Law. The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Company’s Board of Directors under applicable Law or give rise to any breach or violation of this Agreement on the part of the Company by reason of the fact that the Board of Directors of the Company has complied with the Law of the State of Israel, rather than the Delaware Law, governing the duties owed by a director of a company formed under the Laws of the State of Israel to such company, its shareholders or any other Person.
               9.4 Headings; Table of Contents. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               9.5 Mutual Drafting. The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               9.6 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Disclosure Schedule. The disclosure of any matter in any section of a party’s Disclosure Schedule shall be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Disclosure Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.
               9.7 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
               9.8 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) the third party beneficiaries contemplated by Section 6.11, (ii) the right of the Company, on behalf of its shareholders, to pursue damages (including damages for the loss of economic benefits) on their behalf in the event of Parent’s breach of this Agreement, (iii) from and after the Effective Time, the right of the holders of Company Shares and Company Stock Options to receive the applicable Merger Consideration or other consideration to be paid hereunder as set forth in Article II, and (iv) the rights of any Significant Company Shareholder, who shall be third-party beneficiaries of Section 6.17, nothing in this Agreement shall confer upon any other Person any rights or remedies hereunder.
               9.9 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Court Approval, an affirmative Section 350 Vote or the Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq or TASE require further approval of the shareholders of the Company or the stockholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or the stockholders of Parent, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

               9.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.
               9.11 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s shareholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 9.14 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
               9.12 Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
               9.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction; provided, however, that any matter involving the internal corporate affairs of the Company or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation. The rights of the shareholders of the Company and the provision of this Agreement that relate to the Court Approval and the Merger that are required under Laws of the State of Israel to be governed by the Laws of the State of Israel shall be governed by the Laws of the State of Israel.

               9.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING HEREIN SHALL LIMIT THE ABILITY OF EITHER PARTY TO APPLY TO ISRAELI COURTS FOR THE ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK IN ACCORDANCE WITH THE LAW OF ENFORCEMENT OF FOREIGN JUDGMENTS OF 1958 OR OTHERWISE.
               9.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

S1 CORPORATION
By:	/s/ Johann Dreyer
Name:	Johann Dreyer
Title:	Chief Executive Officer

FINLAND HOLDINGS (2011) LTD.
By:	/s/ Johann Dreyer
Name:	Johann Dreyer
Title:	President

FUNDTECH LTD.
By:	/s/ Reuven Ben Menachem
Name:	Reuven Ben Menachem
Title:	Chief Executive Officer

{Signature Page to Agreement and Plan of Merger and Reorganization}

Exhibit A
to
Merger Agreement
Description of Certificate Amendment and Parent By-Laws Amendments
     The Parent’s certificate of incorporation shall be amended to change the name of Parent from “S1 Corporation” to “Fundtech Corporation”
     The Parent By-Law Amendments shall be adopted with the following effects:
(1)	The By-laws of Parent shall be amended to change the name of Parent from “S1 Corporation” to “Fundtech Corporation.”

(2)	Section 3.4 of the By-laws of Parent shall be amended such that each director chosen to fill a vacancy (not occurring by reason of an increase in the number of directors) shall hold office for the remainder of the unexpired term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier resignation or removal.

(3)	The By-laws of Parent shall be amended to avoid any inconsistency between Parent’s By-laws and any of the terms expressly set forth in Section 2.9 of this Agreement, including the roles, duties and responsibilities of the Chief Executive Officer and Executive Chairman of the Board of Directors as set forth in Section 2.9 of this Agreement and the governance principles as set out on Exhibit C hereto.

A-1

Exhibit B
to
Merger Agreement
Post-Closing Board of Directors of Parent
Parent Designated Directors
John W. Spiegel
Johann Dreyer
Company Designated Directors
Reuven Ben-Menachem
Avi Fischer

B-1

Exhibit C
to
Merger Agreement
Post-Closing Governance Principles of Parent
Parent shall take all necessary action, including by resolution of the Board of Directors, to amend or adopt, as applicable, effective as of the Effective Time, its Corporate Governance Guidelines, governance principles or other similar instrument or delegation of authority, to set out the roles, duties and responsibilities of the Executive Chairman of the Board of Directors and Chief Executive Officer of Parent to substantially conform with the principles set forth in this Exhibit C and to amend any by-law and to withdraw any prior resolution, governance guideline or other similar instrument or delegation of authority of Parent that is inconsistent herewith. The final form of the instrument effecting these principles shall be a in a form reasonably acceptable to the Company and Parent.
It is the intention of these guidelines that the Executive Chairman of the Board of Directors and the Chief Executive Officer shall work together in a cooperative manner to formulate and further the strategic, financial and managerial direction of Parent, subject at all time to the oversight and approval of the Parent Board of Directors. In furtherance of this policy, unless authorized by the Parent Board of Directors in advance, none of the Executive Chairman, Chief Executive Officer or any other officer of Parent or its Subsidiaries (in his or her capacity as an officer of Parent or any of its Subsidiaries) shall take any action (other than discussing or otherwise presenting a proposal for any such action to the Parent Board of Directors) on behalf of Parent or its Subsidiaries in furtherance of any of the items described below without the prior authorization or consent of each of the Executive Chairman and the Chief Executive Officer:
•	issuance of any equity interests of Parent or its Subsidiaries or any securities exercisable or exchangeable for or convertible into equity interests of Parent or its Subsidiaries, other than: (i) in the case of Subsidiaries, to Parent or a wholly owned subsidiary of Parent of stock or other equity interests in a Subsidiary of Parent; (ii) of equity compensation awards as determined by the Board of Directors of Parent; and (iii) of securities upon the exercise, conversion or exchange of any then-outstanding derivative security;

•	incurrence of any indebtedness for borrowed money, other than indebtedness (i) outstanding as of the Closing Date; or (ii) incurred in the ordinary course of business;

•	engaging in any merger, consolidation or other business combination transactions or recapitalization or reorganization;

•	acquisition of any enterprise or business (whether by merger, stock or assets) or other significant assets outside of the ordinary course of business;

•	sale or other disposition of any assets of Parent or any of its Subsidiaries outside of the ordinary course of business;

•	acquisition or development of any material new product or service offering;

C-1

•	engaging in any line of business substantially different from those lines of business conducted by Parent and its Subsidiaries immediately following the Closing Date;

•	hiring or termination of the executive chairman, chief executive officer, chief financial officer, chief operating officer, chief legal officer and each Person (including any consultant or other Person, even if not technically an employee) performing the functions of any such office (each a “Senior Officer”) or any Person who directly reports (including any consultant or other Person, even if not technically an employee) to any Senior Officer (together with the Senior Officers, each an “Applicable Employee”);

•	modification of the salary or other compensation of any Applicable Employee, materially changing the responsibilities of any Applicable Employee, or making any material changes to the employment agreement of any Applicable Employee;

•	approval of (i) any operating or capital expenditure budget of Parent or any of its Subsidiaries or (ii) any material amendment or supplement to or other modification thereof;

•	institution, settlement, withdrawal or compromise of any material lawsuit, claim, counterclaim or other legal proceeding by or against Parent or any of its Subsidiaries or with respect to any of their respective material properties or assets; or

•	delegate any authority to take any of the foregoing actions to any other officer or employee.
None of the foregoing principles is intended to limit in any way any rights or obligations of the Parent Board of Directors, including any right of the Parent Board of Directors to take any action without the consent of any officer. If any provision of these principles is held to be illegal, invalid or unenforceable under any present or future law or the certificate of incorporation or any by-law of Parent or its Subsidiaries, (a) such provision will be fully severable, (b) these principles will be construed and enforced as if such provision had never comprised a part hereof and (c) the remaining provisions of these principles will remain in full force and effect and will not be affected by such provision or its severance herefrom.
The Parent Board of Directors may only change any of these principles by an action of a majority of all members of the Parent Board of Directors.

C-2

Exhibit D
to
Merger Agreement
Form of Registration Rights Agreement
[attached]

D-1

Exhibit D

REGISTRATION AND INFORMATION RIGHTS AGREEMENT
among
S1 CORPORATION
and
EACH OF THE STOCKHOLDERS
of
FUNDTECH LTD.
PARTY HERETO
Dated as of _______, 2011

D - i

REGISTRATION AND INFORMATION RIGHTS AGREEMENT
     This REGISTRATION AND INFORMATION RIGHTS AGREEMENT, dated as of __________, 2011 (this “Agreement”), is entered into among S1 Corporation, a Delaware corporation (the “Company”), and the Holders. Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.
WITNESSETH:
     WHEREAS, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) was entered into as of June 26, 2011 by and among the Company, Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly-owned direct subsidiary of the Company, and Fundtech Ltd., a company organized under the laws of Israel (the “Existing Issuer”).
     WHEREAS, pursuant to the Merger Agreement, the Company will issue its Common Stock to Persons who are not “affiliates” of the Company or the Existing Issuer for purposes of Rule 145 under the Securities Act, which shares will not be subject to restrictions on resale arising under U.S. Securities laws, and shares of Common Stock issued to Persons who are “affiliates” of the Company or the Existing Issuer for purposes of Rule 145 under the Securities Act, which shares may be resold in reliance upon Rule 144 or Rule 145 under the Securities Act which contain limitations on the amount of securities that can be sold. Therefore, the Company is granting to the Holders certain rights to cause the Company to register the Shares and certain other Registrable Securities, on the terms and subject to the conditions set forth herein so that the Holders may resell Common Stock without such restrictions. The Company is also granting certain information rights required under applicable law.
     NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Definitions. As used in this Agreement, the following terms have the following meanings:
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” has the meaning set forth in the introduction.
     “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

     “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in the State of New York.
     “Company” has the meaning set forth in the preamble.
     “Common Stock” means the Company’s common stock, par value $0.01 per share (or any successor common stock).
     “Delay Period” means the period during which the filing or use of a Registration Statement is delayed pursuant to Section 2 or Section 3 hereof.
     “Demand Notice” has the meaning set forth in Section 3(a)(i).
     “Demand Registration” has the meaning set forth in Section 3(b).
     “Demand Request” has the meaning set forth in Section 3(f).
     “Effectiveness Period” has the meaning set forth in Section 3(c).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Free Writing Prospectus” has the meaning set forth in Rule 405 under the Securities Act.
     “GAAP” has the meaning set forth in Section 10(a).
     “Holder” means each person identified as a Holder on the signature pages hereto who is the record or beneficial owner of Registrable Securities, together with their respective successors and permitted assigns who become parties to this Agreement.
     “Indemnified Party” has the meaning set forth in Section 8(c).
     “Indemnifying Party” has the meaning set forth in Section 8(c).
     “Information Rights Minimum Securities Percentage” shall have the meaning set forth in Section 10(a).
     “IFRS” has the meaning set forth in Section 10(a).
     “Inspectors” has the meaning set forth in Section 5(j).
     “Interruption Period” has the meaning set forth in Section 5.
     “Losses” has the meaning set forth in Section 8(a).
     “Marketing Materials” has the meaning set forth in Section 8(a).

     “Merger” has the meaning set forth in the Merger Agreement.
     “Merger Agreement” has the meaning set forth in the preamble.
     “Outstanding Amount” has the meaning set forth in Section 3(a).
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.
     “Piggyback Registration” has the meaning set forth in Section 4(a).
     “Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus, including any Free Writing Prospectus.
     “Records” has the meaning set forth in Section 5(j).
     “Registrable Securities” means (i) the Shares and (ii) any additional shares of Common Stock acquired by any Holder after the date hereof, and any shares of Common Stock issued or distributed by way of a dividend, stock split or other distribution in respect of the Shares, or acquired by way of any rights offering or similar offering made in respect of the Shares, if such shares of Common Stock would, in the hands of such Holder, not be freely transferable in accordance with the intended method of disposition under Rule 144 under the Securities Act in one transaction. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed pursuant to Rule 144 under the Securities Act and are no longer “restricted securities”, or (iii) they shall have ceased to be outstanding.
     “Registration” means registration under the Securities Act of an offering of Registrable Securities pursuant to a Demand Registration or a Piggyback Registration.
     “Registration Statement” means any registration statement of the Company filed under the Securities Act that covers resales of any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement. The term “Registration Statement” shall also include any registration statement filed pursuant to Rule 462(b) to register additional securities in connection with any offering.

     “road show” means any “road show” as defined in Rule 433 under the Securities Act, including an electronic road show.
     “SEC” means the Securities and Exchange Commission or any other governmental agency at the time administering the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Shares” means the shares of Common Stock to be issued pursuant to the Merger Agreement.
     “Shelf Registration” has the meaning set forth in Section 2(a).
     “Shelf Takedown” has the meaning set forth in Section 11.
     “underwritten registration” or “underwritten offering” means a registration or offering under the Securities Act in which securities of the Company are sold to one or more underwriters for reoffering to the public or directly to the public in which one or more financial institutions act as a placement agent and not merely as a market maker or broker.
     “underwriter” means any Person or entity acting as an underwriter or placement agent with respect to the Registrable Securities.
     “Voting Power Percentage Interest” means, when used with respect to one or more Holders, at any time, the fraction (the result of which is expressed as a percentage) (x) the numerator of which is the total number of votes then entitled to be cast by such Holder(s) on such matter (or if none is provided, generally in the ordinary course, to vote or take action generally in the election of directors) and (y) the denominator of which is the total number of votes then entitled to be cast on such matter (or if none is provided, generally in the ordinary course, to vote or take action generally in the election of directors) by all holders of securities of the Company (including such Holders(s)) issued and outstanding.
     “Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.
     “WKSI Determination Date” has the meaning set forth in Section 11.
2. Registration.
     (a) The Company shall, as soon as practicable, but in any event not earlier than 20 days after but not later than 40 days after the issuance of the Shares file a Registration Statement relating to all Registrable Securities, to provide for the sale by the Holders thereof of the Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”).

     (b) Notwithstanding anything herein, the Company shall include in the Shelf Registration (i) all Registrable Securities then known to the Company and (ii) any other Registrable Securities held by a Holder which any Holder notifies the Company should be included in such Registration Statement. A Holder wishing not to have its Registrable Securities (or any portion thereof) included in the Shelf Registration may provide a written notice thereof to the Company. In the event that a Holder subsequently notifies the Company that it wishes to include Registrable Securities in the Registration Statement, the Company shall promptly amend the Registration Statement, if it has not been declared effective to include such Registrable Securities. If such Registrable Securities were held by a Registrable Holder at the filing of the Shelf Registration and should have been included pursuant to the terms hereof, the Company shall amend the Registration Statement to include such Registrable Securities (including, if necessary, by filing a Registration Statement that will be part of the same Prospectus pursuant to Rule 429 under the Securities Act).
     (c) The Company shall use its reasonable best efforts to cause to be declared effective as promptly as practicable thereafter the Shelf Registration with respect to all Registrable Securities other than those excluded by the Holders pursuant to Section 2(b).
     (d) The Company shall use its reasonable best efforts to keep any Registration Statement filed pursuant to this Section 2 continuously effective and usable for the resale of the Registrable Securities covered thereby for a period of three (3) years from the date on which the SEC declares such Registration Statement effective, or until such earlier date as all of the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement. If any Registrable Securities remain issued and outstanding after thirty (30) full months following the initial effective date of such Shelf Registration, upon the request of Holder(s) of at least ten percent (10%) of the Registrable Securities then issued and outstanding, the Company shall, within thirty (30) days of such request, file a new Shelf Registration and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practical, such new Shelf Registration.
     (e) The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 2, or suspend the use of any effective Registration Statement under this Section 2, for a reasonable period of time, if the Board of Directors of the Company determines in the Board of Directors’ reasonable good faith that the registration and distribution of the Registrable Securities covered or to be covered by such Registration Statement would (i) materially interfere with any pending material financing, acquisition, disposition, or corporate reorganization involving the Company or any of its subsidiaries, taken as a whole, (ii) require premature disclosure thereof, or (iii) be seriously detrimental to the Company and its stockholders, which such determination shall be made by a majority of the members then serving on the Company’s Board of Directors, and promptly gives the Holders written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all suspension period during any consecutive twelve (12) months shall not exceed the aggregate of (x) forty-five (45) days minus (y) the number of days occurring during all Interruption Periods during such consecutive twelve (12) months and (ii) a period of at least ninety (90) days shall elapse between the termination of any delay period or Interruption Period and the commencement of the immediately succeeding delay period. The Company shall not be entitled to initiate or continue a delay under this clause (e) unless it shall (A) concurrently prohibit sales by all other security holders under registration statements covering securities held by such other security holders and (B) in accordance with the Company’s policies from time to time in effect, forbid purchases and sales in the open market by directors and executive officers of the Company.

3. Demand Registration.
     (a) Provided that the Company does not have the Registration Statement filed pursuant to Section 2 effective and usable to such Holder or group of Holders requesting a Demand Registration under this Section 3, any Holder or group of Holders holding, in the aggregate, thirty-five percent (35%) or more of the Registrable Securities then issued and outstanding (the “Outstanding Amount”) shall have the right, by written notice given to the Company (a “Demand Notice”), to request the Company to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Holder(s); provided, however, that the Registrable Securities requested to be registered constitute at least thirty-five percent (35%) of the Outstanding Amount. Each request for a Demand Registration shall be in writing and shall specify the approximate aggregate number of Registrable Securities requested to be registered (which aggregate number of Registrable Securities must either (i) have a value equal to at least $15,000,000 based on the closing price of such securities on the last trading day prior to the date of such request or, in the case no closing price is available, at the anticipated price offered to the public or (ii) equal the total number of Registrable Securities held by a Holders with respect to any Holder. In no event shall the Company be obligated to effectuate more than two (2) Demand Registrations in any 12-month period. A registration shall not count as a Demand Registration until it has become effective. In no event shall Shelf Registrations (and any other filing made pursuant to Section 2 hereof) or Shelf Takedowns be deemed to constitute Demand Registrations.
     (b) Upon receipt of a Demand Notice, the Company shall promptly (and in any event within ten (10) Business Days from the date of receipt of such Demand Notice), notify all other Holders, if any, of the receipt of such Demand Notice and allow them the opportunity to include Registrable Securities held by them in the proposed registration by submitting their own Demand Notice. In connection with any Demand Registration in which more than one Holder participates, in the event that such Demand Registration, including any Shelf Takedown thereunder, involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Securities to be included in such offering that the total number of Registrable Securities to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Securities to be sold), then the Registrable Securities to be offered shall be distributed amongst the participating Holders according to each Holder’s overall percentage of ownership in the Company. In the event of such a pro-rata distribution, to the extent that any Holder (or Holders) has not submitted a Demand Notice, or withdraws from the underwriting, then those Shares that would have been allocated pro-rata to the non-participating Holder if they had participated shall be distributed amongst the participating Holders, pro rata according to each participating Holder’s overall percentage of ownership in the Company.

     (c) The Company, within thirty (30) days of the date on which the Company receives a Demand Notice given by Holders in accordance with Section 3(a), shall file with the SEC, and the Company shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration”). Any Demand Registration may, at the request of the Holders submitting the Demand Notice, be a Shelf Registration.
     (d) The Company shall use reasonable best efforts to keep each Registration Statement filed pursuant to this Section 3 continuously effective and usable for the resale of the Registrable Securities covered thereby (i) in the case of a Registration that is not a Shelf Registration, for a period of one hundred twenty (120) days from the date on which the SEC declares such Registration Statement effective and (ii) in the case of a Shelf Registration, for a period of three (3) years from the date on which the SEC declares such Registration Statement effective, in either case (x) until such earlier date as all of the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement, and (y) as such period may be extended pursuant to this Section 3. The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods and all Interruption Periods occurring with respect to such Registration and such period and any extension thereof is hereinafter referred to as the “Effectiveness Period”. If any Registrable Securities remain issued and outstanding after thirty (30) full months following the initial effective date of a Shelf Registration filed pursuant to this Section 3, upon the request of Holder(s) of at least ten percent (10%) of the Registrable Securities then issued and outstanding, the Company shall, within thirty (30) days of such request, file a new Shelf Registration and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practical, such new Shelf Registration.
     (e) The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 3, or suspend the use of any effective Registration Statement under this Section 3, for a reasonable period of time, if the Board of Directors of the Company determines in the Board of Directors’ reasonable good faith judgment that the registration and distribution of the Registrable Securities covered or to be covered by such Registration Statement would (i) materially interfere with any pending material financing, acquisition, disposition, or corporate reorganization involving the Company or any of its subsidiaries, taken as a whole, (ii) require premature disclosure thereof, or (iii) be seriously detrimental to the Company and its stockholders, which such determination shall be made by a majority of the members then serving on the Company’s Board of Directors, and promptly gives the Holders written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all delay periods during any consecutive twelve (12) months shall not exceed the aggregate of (x) forty-five (45) days minus (y) the number of days occurring during all Interruption Periods during such consecutive twelve (12) months and (ii) a period of at least ninety (90) days shall elapse between the termination of any delay period or Interruption Period and the commencement of the immediately succeeding delay period. If the Company shall so postpone the filing of a Registration Statement, the Holders of Registrable Securities to be registered shall have the right to withdraw the request for registration by giving written notice from the Holders of a majority of the Registrable Securities that were to be registered to the Company within forty-five (45) days after receipt of the notice of postponement or, if earlier, the termination of such delay period (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3). The Company shall not be entitled to initiate or continue a delay period unless it shall (A) concurrently prohibit sales by all other security holders under registration statements covering securities held by such other security holders and (B) in accordance with the Company’s policies from time to time in effect, forbid purchases and sales in the open market by directors and executive officers of the Company.

     (f) The Company shall not include any securities (whether for its own account or otherwise) that are not Registrable Securities in any Registration Statement filed pursuant to this Section 3 without the prior written consent of the Holders of a majority in number of the Registrable Securities covered by such Registration Statement. Any such securities so included shall be subject to the cut-back provisions of Section 3(a)(ii).
     (g) Holders of a majority in number of the Registrable Securities to be included in a Registration Statement pursuant to this Section 3 may, at any time prior to the effective date of the Registration Statement relating to such Registration, revoke such request (a “Demand Request”) by providing a written notice to the Company revoking such request. Any such Demand Request so withdrawn, prior to filing a Registration Statement pursuant to such Demand Request with the SEC, shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3. Any such Demand Request so withdrawn after filing the Registration Statement pursuant to the Demand Request to which such Registration Statement relates with the SEC shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3 if the Holders of Registrable Securities who revoked such request reimburse the Company for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on (i) the Company’s failure to comply in any material respect with its obligations hereunder or (ii) the institution by the Company of a Delay Period or the occurrence of any Interruption Period, such reimbursement shall not be required.
4. Piggyback Registration.
     (a) Right to Piggyback. If at any time the Company proposes to file a registration statement, or effectuate a Shelf Takedown, under the Securities Act with respect to a public offering by the Company for its own account or for the account of any other Person who is a holder of securities of the same type as the Registrable Securities (other than a registration statement (i) on Form S-8 or Form S-4 or any successor forms thereto, or (ii) filed solely in connection with a dividend reinvestment plan or an employee benefit plan), then the Company shall give written notice of such proposed filing to the Holders at least fifteen (15) days before the anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of Registrable Securities as they may request (a “Piggyback Registration”) or in the case of a Shelf Takedown, participate in such Shelf Takedown. Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Securities of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

     (b) Priority on Piggyback Registrations. The Company shall permit the Holders to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company or any other persons included therein. Notwithstanding the foregoing, if the Company or the managing underwriter or underwriters participating in such offering advise the Holders in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Holders and other holders of securities who have piggyback registration rights with respect thereto shall be reduced (to zero if necessary) pro rata on the basis of the number of Common Stock equivalents requested to be registered by each such Holder or other holder participating in such offering.
     (c) Right To Abandon. Nothing in this Section 4 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 4(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise. Any such determination not to file or to withdraw a registration statement shall not affect the obligations of the Company to pay or to reimburse all Registration Expenses pursuant to Section 6.
     (d) Shelf Takedown. The provisions of this Section 4 shall apply equally with respect to any Shelf Takedown, including, without limitation the priority provisions of Section 4(b) by the Company or such other Person.
5. Registration Procedures. In connection with the registration obligations of the Company pursuant to and in accordance with Sections 2, 3 and 4 (and subject to Sections 2, 3 and 4), the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:
     (a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate in accordance with such Holders’ intended method or methods of distribution thereof and include in such Registration Statement a plan of distribution reflecting such intended method or methods of distribution, and, subject to the Company’s right to terminate or abandon a registration pursuant to Section 4(c), use its reasonable best efforts to cause such Registration Statement to become effective and remain effective as provided herein;

     (b) prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable under the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Holders of the Registrable Securities covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this Section if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act; provided, however, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act that are incorporated or deemed to be incorporated by reference into the Registration Statement and the Prospectus except to the extent that such reports related primarily to the offering), the Company shall furnish to the Holders of Registrable Securities covered by such Registration Statement and their counsel for review and comment, copies of all documents required to be filed;
     (c) notify the Holders of any Registrable Securities covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding the Company or the Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
     (d) use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of such Registration Statement or the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States, and to obtain the lifting or withdrawal of any such order at the earliest practicable time;
     (e) furnish to the Holder such number of copies of the preliminary prospectus, any amended preliminary prospectus, any Free Writing Prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

     (f) prior to any public offering of Registrable Securities covered by such Registration Statement, use its reasonable best efforts to register or qualify such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the Holders of such Registrable Securities shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time required to be so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;
     (g) upon the occurrence of any event contemplated by Section 5(c)(v), prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
     (h) use its reasonable best efforts to cause all Registrable Securities covered by such Registration Statement to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted, or, if none, on such securities exchange or automated interdealer quotation system reasonably selected by the Holders of a majority of the Registrable Securities then outstanding;
     (i) if such offering is an underwritten offering, make available for inspection by any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Company, which shall permit the disclosure of such Records in such Registration Statement or the related Prospectus if (i) necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such information otherwise becomes publicly available; provided, further, however, that (A) any decision regarding the disclosure of information pursuant to subsection (i) shall be made only after consultation with counsel for the applicable Inspectors and the Company and (B) with respect to any release of Records pursuant to subsection (ii), each Holder of Registrable Securities agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company so that the Company, at the Company’s expense, may undertake appropriate action to prevent disclosure of such Records;
     (j) not later than the effective date of a Registration Statement, if a CUSIP number is not available for the intended method of distribution of the Registrable Securities, the Company shall provide to the Holders the CUSIP number for all Registrable Securities;

     (k) in connection with any underwritten offering, whether a Shelf Takedown or otherwise, if requested by the underwriters, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form S-4 under the Securities Act), during the ten (10) days prior to and the 90-day period beginning on, or such shorter period agreed to by the underwriters, the date of pricing of such Shelf Takedown, subject to customary extensions thereof to permit the publication of research under FINRA rules and the Company shall execute one or more agreements with the applicable underwriters reflecting this agreement; and
     (l) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Securities, and in such connection, (i) use its reasonable best efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and the Holders, addressed to each of the underwriters and the Holders as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the Holders and the underwriters, (ii) use its reasonable best efforts to obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Registrable Securities covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures customary for underwritten public offerings, but in any event no less favorable to the indemnified parties than the provisions set forth in Section 8, and (iv) provide for the reasonable participation and cooperation by the management of the Company with respect thereto, including participation by management in road shows, investor meetings and other customary cooperation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.
     The Company may require each Holder of Registrable Securities covered by a Registration Statement to furnish such information regarding such Holder and such Holder’s intended method of disposition of such Registrable Securities as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, the Company may exclude such Holder’s Registrable Securities from such Registration Statement. Notwithstanding the foregoing, in no event shall any Holder be required to provide any information about its investors unless required by the SEC to do so.

     Each Holder of Registrable Securities covered by a Registration Statement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v), that such Holder shall discontinue disposition of any Registrable Securities covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(g), or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holder shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such request.
6. Registration Expenses. Whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement, including (i) all registration and filing fees, including FINRA filing fees, (ii) all fees and expenses of compliance with securities or “Blue Sky” laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the Holders or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any “comfort” letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) the reasonable fees and disbursements of one counsel selected by Holders of a majority of the Registrable Securities being registered, to represent all such Holders, (viii) in the event of an underwritten offering, the expenses of the Company and the underwriters associated with any “road show” which are customarily paid or reimbursed by issuers, and (ix) all other costs, fees and expenses incident to the Company’s performance or compliance with this Agreement. Notwithstanding the foregoing, the fees and expenses of any persons retained by any Holder, other than one counsel for all such Holders, and any discounts, commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Securities by a Holder, will be payable by such Holder and the Company will have no obligation to pay any such amounts.
7. Underwriting Requirements.
     (a) Subject to Section 7(c), any Holder shall have the right, by written notice, to request that any Demand Registration provide for an underwritten offering, provided that (i) the aggregate amount of underwritten offerings in connection with a Demand Registration, whether pursuant to a Shelf Takedown or otherwise that may be requested hereunder shall be limited to six (6) consummated underwritten offerings; (ii) a request for an underwritten offering shall reasonably be expected to result in gross proceeds, before underwriter discounts or commissions, of $15 million, unless the requesting Holder is selling all of its remaining Registrable Securities, and (iii) no more than three (3) underwritten offerings may be requested in any consecutive twelve (12) months.

     (b) In the case of any underwritten offering pursuant to a registration pursuant to Section 2 or a Demand Registration, the Holders of a majority of the Registrable Securities to be disposed of in connection therewith shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be reasonably satisfactory to the Company. In the case of any underwritten offering pursuant to a Piggyback Registration, the Company shall select the institution or institutions that shall manage or lead such offering.
     (c) In the case of any Piggyback Registration that is an underwritten offering, no Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into an underwriting or other agreement with such institution or institutions for such offering reasonably requested by them; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representation or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s ownership of the shares to be sold free and clear of all liens, claims and encumbrances pursuant to such underwriting, such holder’s power and authority to effect such sale, such holder’s stabilization activities, and with respect to information provided in writing by such holder expressly for use in any Registration Statement) or to undertake any indemnification or contribution obligations to the Company or any underwriter with respect thereto, other than as specifically provided in Section 8.
     (d) If Registrable Securities are to be sold in a underwritten offering, the Company agrees to include in the registration statement, or in the case of a Shelf Registration, a prospectus supplement, to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities.
8. Indemnification; Liquidated Damages
     (a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, shareholders, agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including costs of investigation or preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in such Registration Statement, any preliminary or final prospectus, or any amendments or supplements thereto (including, but not limited to, any Free Writing Prospectus), or any other material information provided in writing to the investors by, or with the express approval of, the Company expressly for use in the road show (collectively, “Marketing Materials”), or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such Losses described in clauses (i) or (ii) are based upon information furnished in writing to the Company by or on behalf of such Holder expressly for use in the Marketing Materials; provided, however, that the Company shall not be liable to any such Holder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (A) having previously been furnished by or on behalf of the Company with copies of the Prospectus, such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities by such Holder to the person asserting the claim from which such Losses arise and (B) the Prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or such omission or alleged omission.

     (b) Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with the Marketing Materials and agrees to indemnify, severally and not jointly with the other Holders and to the full extent permitted by law, the Company, its officers, directors, partners, shareholders, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, from and against all Losses arising out of or based upon (x) any untrue or alleged untrue statement of a material fact contained in the Marketing Materials or (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon and is consistent with information so furnished in writing by or on behalf of such Holder to the Company expressly for use in such Marketing Materials. No Holder shall be held liable for any damages in excess of the total amount of proceeds received by such Holder from the sale of the Registrable Securities sold by such Holder (net of all underwriting discounts and commissions) under that particular Registration Statement.
     (c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that (i) an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party agrees to pay such fees and expenses; (2) the Indemnifying Party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; or (3) the named parties to any proceeding (including impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are in addition to or are inconsistent with those available to the Indemnifying Party or that a conflict of interest is likely to exist among such Indemnified Party and any other indemnified parties (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party); and (ii) subject to subsection (3) above, the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnified Party shall not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

     (d) Contribution. If the indemnification provided for in this Section 8 is applicable in accordance with its terms but is legally unavailable to an Indemnified Party in respect of any Losses, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of the Registrable Securities sold by such Holder (net of all underwriting discounts and commissions) exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9. Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times.
     (b) Use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements).
     (c) Furnish to any Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.
10. Information Rights
     (a) The Company will furnish to the Holders (so long as the Holder holds Securities representing at least a Voting Power Percentage Interest of at least ten percent (10%) (such percentage, the “Information Rights Minimum Securities Percentage” and such Holder, a “Qualified Holder”)) all information (“Required Information”) such Holder reasonably determines in good faith is required by such Holder or any of its Affiliates for any such Person to comply with any applicable law, including the rules of the SEC or the equivalent governmental entity in any other country, or any rules or listing agreement of any securities exchange on which securities of such Holder or any of its Affiliates may be listed or traded, including any information that is required to be filed with the SEC or the equivalent governmental entity in any other country. Any Required Information shall be provided as promptly as reasonably practicable following the request therefor and no later than the time that such Holder requests such information be provided as long such Holder shall have provided the Company reasonable advance notice of such requirement. Required Information may include reconciliations of any financial information in accordance with International Financial Reporting Standards (“IFRS”) and in accordance with the accounting policies of such Holder or any of its Affiliates, applied on a basis consistent with prior periods, as applicable, and such IFRS reconciliations shall be accompanied by an audit or review report, as applicable, by independent certified public accountants who are one of the “Big Four” United States accounting firms, as appointed by the Company’s Board of Directors. Without derogating from the above, the Company acknowledges that it understands that any of the aforementioned information may be included in any reports or filings required to be made by such Holder or any of its Affiliates with the SEC or the equivalent governmental entity in any other country or required by any securities exchange on which securities of such Holder or any of its Affiliates may be listed or traded, including any reconciliation or translation of any of the foregoing, and accordingly may be available to the public, and the Company agrees that it shall provide its written consent to such inclusion of the aforementioned information if required to evidence the consent contemplated by this Section. The following information shall be deemed to be Required Information and shall be delivered as described:

          (i) (A) the audited consolidated financial statements of Company and its subsidiaries and including all required disclosures as at the end of each calendar year (December 31) of the Company, which shall be provided as soon as available and in any event within sixty (60) calendar days after the end of each such calendar year (or shorter period), and (B) reasonable drafts of the consolidated financial statements of Company and its subsidiaries as at the end of each calendar year (December 31) of the Company, which shall be provided as soon as available and in any event within forty five (45) calendar days after the end of each such calendar year (or shorter period); and
          (ii) (A) the reviewed consolidated financial statements of the Company and its subsidiaries all in reasonable detail as at the end of each calendar quarter (other than the fourth calendar quarter) of the Company, which shall be provided as soon as available and in any event within forty-five (45) calendar days after the end of each such calendar quarter, and (B) reasonable drafts of the consolidated financial statements of the Company and its subsidiaries as at the end of each calendar quarter (other than the fourth calendar quarter) of the Company, which shall be provided as soon as available and in any event within thirty (30) calendar days after the end of each such calendar quarter.
Following the delivery of any drafts contemplated by clause (i)(B) or (ii)(B) above, the Company shall keep the Qualified Holder apprised of any material changes in the drafts provided and shall provide reasonable updates to the drafts until such time as the final financial statements contemplated by clauses (i)(A) and (ii)(A), respectively, above are provided.
     (b) The Company shall, and shall cause its subsidiaries to, use reasonable best efforts to cause any of its or their current or former auditors to cooperate with any Qualified Holder and provide all necessary consents with respect to filings of any such Qualified Holder (including consents to either directly include in an filing or incorporate by reference the auditor’s audit opinion and accountant’s review report for the respective years and interim periods), all in connection with information related to the Company, which is reasonably required in any filings required to be made by such Qualified Holder with the SEC or the equivalent governmental entity in any other country or required by any securities exchange on which securities of such Qualified Holder or any of its Affiliates may be listed or traded, including any reconciliation or translation of any of the foregoing. Furthermore, the Company shall, and shall cause its subsidiaries to, use reasonable best efforts to cause any of its consultants retained for the purpose of valuing the Company’s assets, liabilities, equity instruments or any other interest therein, to cooperate with any such Qualified Holder and/or consultants retained by the Qualified Holder and provide all relevant information as determined necessary by the Qualified Holder with respect to such valuations, including, but not limited to, consents to directly include such valuations in any filings required to be made by such Qualified Holder with the SEC or the equivalent governmental entity in any other country or required by any securities exchange on which securities of such Qualified Holder or any of its Affiliates may be listed or traded, including any reconciliation or translation of any of the foregoing.

     (c) The Company shall provide each Qualified Holder with any documents or information reasonably required in connection with any public report or public disclosure such Qualified Holder (or any entity that controls it (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), directly or indirectly) is required to make pursuant to applicable law (including pursuant to securities laws and regulations and the lawful instructions of competent securities authorities); provided, however, that such report or disclosure is in connection with the Company and that there are no disclosure exemptions available to such Qualified Holder or the entity that controls it under law.
     (d) Tax Information. Within ninety (90) calendar days after the end of each calendar year, the Company shall cause to be delivered to each current or former Holder (so long as such Holder, as applicable, owned any Securities during such prior calendar year) all information pertaining to the Company reasonably required for the preparation of such Holder’s income tax returns (whether federal, state or foreign).
     (e) Access Rights. Each Qualified Holder shall have the right to, during normal business hours upon reasonable advance notice to the Company and its subsidiaries, as applicable, and without unreasonably interfering with the Company’s normal business operations, (i) inspect such of the Company’s and its subsidiaries’ facilities, records, files and other information as it may reasonably request and (ii) meet with the Company’s and its Subsidiaries’ officers, other management personnel and outside accountants to obtain such information regarding the Company and its subsidiaries and their respective businesses and prospects as such Holder reasonably determines in good faith is required by such Holder or any of its Affiliates for any such Person to comply with any applicable law, including the rules of the SEC or the equivalent governmental entity in any other country, or any rules or listing agreement of any securities exchange on which securities of such Holder or any of its Affiliates may be listed or traded.
     (f) Confidentiality. Each Holder agrees that it will keep confidential and will not disclose or use for any purpose, other than to monitor its investment in the Company and its subsidiaries or to comply with applicable legal requirements, any confidential information obtained from the Company pursuant to this Section 10 for one (1) year from the first date of disclosure of such confidential information by the Company to such Holder or any of its representatives hereunder, unless such confidential information: (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10(f) by such Holder); (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information provided pursuant to this Section 10; or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company that is known to such Holder; provided, however, that a Holder may disclose any such confidential information: (1) to its lenders, attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring or selling its investment in the Company; (2) to any prospective purchaser of any Securities from such Holder as long as such prospective purchaser agrees to be bound by the provisions of this Section 10(f) as if such prospective purchaser was a Holder hereunder; (3) to any Affiliate, partner, member or related investment fund of such Holder and their respective directors, employees and consultants, in each case in the ordinary course of business on a need-to-know basis; (4) as may be reasonably determined by such Holder to be necessary in connection with such Holder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries; or (5) as may otherwise be required by law or legal, judicial or regulatory process, including as expressly contemplated by Section 10(a). This Section 10(f) shall not apply to any confidential information provided to or obtained by the Holder pursuant to any other contractual, commercial, fiduciary or other relationship with the Company, including for information provided to any representative or Affiliate of a Holder who may be an officer or director of the Company or any of its subsidiaries.

     (g) Term. The provisions of Sections 10(a), 10(b) 10(c) and 10(e) (except with respect to all periods occurring prior to the event noted below) shall expire with respect to any Holder on the date on which such Holder hereunder shall cease to hold Securities representing at least the Information Rights Minimum Securities Percentage. All provisions of Sections 10(d) and 10(f) shall expire with respect to any Holder on the second (2nd) anniversary of the date on which such Holder hereunder shall cease to hold Common Stock.
11. Miscellaneous.
     (a) Limitations on Other Registration Rights. After the date of this Agreement, the Company shall not grant registration rights with respect to any securities that are the same securities as the Registrable Securities which permit (i) any other Person to register securities on terms which are more advantageous in any material respect to the persons holding such other securities than the rights granted to the Holders of Registrable Securities hereunder, (ii) the inclusion of such other securities in any Registration Statement filed pursuant to Section 2 or Section 3 hereof unless the rights to include or sell such other securities pursuant to such Registration Statement are junior to the rights granted to the Holders of the Registrable Securities hereunder, or (iii) the inclusion of such other securities in any Registration Statement filed by the Company for its own account pursuant to Section 4 hereof unless the rights to include or sell such other securities pursuant to such Registration Statement are pari passu or junior to the rights granted to the Holders of the Registrable Securities hereunder. The Company represents and warrants that it is not, as of the date hereof, a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company.
     (b) Termination. This Agreement and the obligations of the Company and the Holders hereunder (other than with respect to Section 10 (as and to the extent set forth in Section 10(g)) and Section 8) shall terminate on the first date on which no Registrable Securities remain outstanding. In addition, the obligations of the Company and of any Holder, other than those obligations contained in Section 10 (which shall terminate as and to the extent set forth in Section 10(g)) and Section 8, shall terminate with respect to the Company and such Holder when such Holder no longer holds any Registrable Securities. Notwithstanding anything in this Section 11(b) to the contrary, this Agreement shall terminate if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time (as defined in the Merger Agreement).

     (c) Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified at the number set forth below; (iii) when sent by email to the party to be notified at the email address set forth below; (iv) three (3) Business Days after deposit in the United States mail postage prepaid by certified or registered mail return receipt requested and addressed to the party to be notified as set forth below; or (v) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth below with next-business-day delivery guaranteed, in each case as follows:
In the case of the Company, to:

S1 Corporation
705 Westech Drive
Norcross, GA 30092
Attention:	General Counsel
Facsimile:	404-923-6460

With a copy (which copy shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention:	Daniel Keating
Facsimile:	(202) 637-5910
In the case of the Holders:

To the names and addresses set forth on the signature pages hereto.

With a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	David Fox
William B. Sorabella
Facsimile:	(212) 446-4900
In the case of any other Holder, to such Holder at its address set forth in the stock ledger of the Company.
     (d) Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     (e) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns (and in the case of a Holder that executes this Agreement). The rights to cause the Company to register Registrable Securities pursuant to Sections 2, 3 and 4 may be assigned in connection with any transfer or assignment by a Holder of Registrable Securities; provided, that: (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such transfer is effected in compliance with the restrictions on transfer contained in this Agreement and in any other agreement between the Company and the Holder; and (iii) such assignee or transferee executes this Agreement and is (A) an affiliate of the Holder (B) a partner or member of the Holder or an affiliate of the Holder or (C) holds (after giving effect to such transfer) (I) at least one percent (1%) of the issued and outstanding shares or (II) all shares of Registrable Securities held by a Holder prior to such transfer if transferred to a single entity. No transfer or assignment will divest a Holder or any subsequent owner of any rights or powers hereunder unless all Registrable Securities are transferred or assigned. If the Common Stock shall be exchanged for or replaced by securities of another Person, the Company shall use reasonable best efforts to cause such Person to expressly assume all of the Company’s obligations hereunder, to the extent applicable.
     (f) Specific Performance. The Company acknowledges and agrees that (a) irreparable damages would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Company agrees that each Holder of Registrable Securities shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of this Agreement and to enforce its rights hereunder. The right to equitable relief, including an injunction, shall not be limited by any other provision of this Agreement. In any action or proceeding against it seeking an injunction or other equitable relief to enforce the provisions of this Agreement, the Company hereby (i) waives and agrees not to assert any defense that an adequate remedy exists at law or that a Holder of Registrable Securities would not be irreparably harmed and (ii) waives and agrees not to seek any requirement for the posting of any bond or other security in connection with any such action or proceeding.
     (g) Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.
     (h) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding.
     (i) Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company without the prior consent of the Holders holding a majority of the Registrable Securities then outstanding, or with respect to a particular offering, the Holders of a majority of the Registrable Securities then outstanding.
     (j) Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses, except as otherwise set forth herein.

     (k) Interpretation.
          (i) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (ii) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (iii) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (iv) When a reference is made in this Agreement to a Section, paragraph, Exhibit or Schedule, such reference is to a Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (v) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to include the words “without limitation”, unless otherwise specified.
          (vi) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
     (l) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.
     (m) Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the internal laws of the State of New York without giving effect to any law that would apply the laws of another jurisdiction.
     (n) Calculation of Time Periods. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

     (o) Well-Known Seasoned Issuer/Adding Selling Stockholders. Upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as practicable but in no event later than twenty (20) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than thirty (30) Business Days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if the Company is no longer a Well-Known Seasoned Issuer (the “WKSI Determination Date”), within twenty (20) days after such WKSI Determination Date, the Company shall (A) give written notice thereof to all of the Holders and (B) file a Registration Statement on an appropriate form (or a post effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities, and use it reasonable best efforts to have such Registration Statement declared effective as promptly as practicable (but in no event more than 30 days) after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities. If a Shelf Registration Statement is effective, within ten (10) Business Days after written request therefor by a Holder of Registrable Securities, the Company shall file a prospectus supplement or current report on Form 8-K to add such Holder as a selling stockholder in such Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission. Any offering pursuant to an Automatic Shelf Registration Statement shall be governed pursuant to Section 3.
     (p) Shelf Takedowns. Subject to the terms hereof, at any time and from time to time after a Shelf Registration has been declared or become effective by the SEC, any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Takedown”).
     (q) Effective Date. This Agreement and the obligations of the Company and the Holders hereunder shall become effective at the Effective Time (as defined in the Merger Agreement) and shall have no force or effect prior thereto, except that this Section 11 and the obligations of the Company and the Holders under Section 11 shall become effective as of the date hereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

S1 CORPORATION
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HOLDER
By:
Name:
Title:

Address:

[Signature Page to Registration Rights Agreement]